Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AMONG

KEYSTONE FINANCIAL CORPORATION

AND

FIRSTBANK CORPORATION

DATED AS OF MAY 11, 2005

Table of Contents

Preliminary Statement	1

ARTICLE I - THE TRANSACTION	1

1.1 Merger	1
1.2 The Closing	2
1.3 Effective Time of Merger	2
1.4 Additional Actions	2
1.5 Surviving Corporation	2

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES	3

2.1 Conversion of Shares	3
2.2 Adjustments	4
2.3 Increase in Outstanding Shares of Keystone Common Stock	4
2.4 Cessation of Shareholder Status	5
2.5 Surrender of Old Certificates and Payment of Merger Consideration	5
2.6 Stock Options and Restricted Stock	7

ARTICLE III - ACQUIRER'S REPRESENTATIONS AND WARRANTIES	7

3.1 Authorization; No Conflicts, Etc	7
3.2 Organization and Good Standing	8
3.3 Subsidiaries	8
3.4 Capital Stock	9
3.5 Acquirer Common Stock	9
3.6 Financial Statements	9
3.7 Absence of Undisclosed Liabilities	10
3.8 Absence of Material Adverse Changes	10
3.9 Legal Proceedings	10
3.10 Regulatory Filings	10
3.11 No Indemnification Claims	11
3.12 Conduct of Business	11
3.13 Proxy Statement, Etc	12
3.14 Agreements with Bank Regulators	12
3.15 Tax Matters	13
3.16 Environmental Matters	13
3.17 Investment Bankers and Brokers	14
3.18 Necessary Capital	14
3.19 Reorganization	14
3.20 Allowance for Loan Losses	14

i

Table of Contents (continued)

3.21 Public Communications; Securities Offering	14
3.22 Fairness Opinion	15

ARTICLE IV - KEYSTONE REPRESENTATIONS AND WARRANTIES	15

4.1 Authorization, No Conflicts, Etc	15
4.2 Organization and Good Standing	16
4.3 Subsidiaries	16
4.4 Capital Stock	17
4.5 Financial Statements	17
4.6 Absence of Undisclosed Liabilities	18
4.7 Absence of Material Adverse Changes	18
4.8 Legal Proceedings	18
4.9 Regulatory Filings	19
4.10 No Indemnification Claims	19
4.11 Conduct of Business	19
4.12 Proxy Statement, Etc	20
4.13 Agreements with Bank Regulators	20
4.14 Tax Matters	21
4.15 Title to Properties	22
4.16 Condition of Real Property	22
4.17 Real and Personal Property Leases	23
4.18 Required Licenses, Permits, Etc	24
4.19 Material Contracts and Changes of Control	24
4.20 Certain Employment Matters	25
4.21 Employee Benefit Plans	27
4.22 Environmental Matters	28
4.23 Duties as Fiduciary	30
4.24 Investment Bankers and Brokers	30
4.25 Fairness Opinion	30
4.26 Keystone-Related Persons	30
4.27 Change in Business Relationships	31
4.28 Insurance	31
4.29 Books and Records	31
4.30 Loan Guarantees	32
4.31 Events Since January 1, 2005	32
4.32 Allowance for Loan Losses	33
4.33 Loans and Investments	33
4.34 Loan Origination and Servicing	33
4.35 Public Communications; Securities Offering	33
4.36 No Insider Trading	33
4.37 Joint Ventures; Strategic Alliances	34
4.38 Policies and Procedures	34

Table of Contents (continued)

ARTICLE V - COVENANTS PENDING CLOSING	34

5.1 Disclosure Statements; Additional Information	34
5.2 Changes Affecting Representations	34
5.3 Keystone's Conduct of Business Pending the Effective Time	35
5.4 Approval of Plan of Merger by Keystone Shareholders	38
5.5 Regular Dividends	39
5.6 Technology-Related Contracts	39
5.7 Indemnification and Insurance	40
5.8 Exclusive Commitment	41
5.9 Other Filings	42
5.10 Miscellaneous Agreements and Consents	42
5.11 Registration Statement	42
5.12 Access and Investigation	42
5.13 Confidentiality	43
5.14 Environmental Investigation	44
5.15 Termination of Employee Benefit Plan	44
5.16 Bank	45
5.17 Public Announcements	45
5.18 Regulatory and Shareholder Approvals	45
5.19 Update of Titles, Rights, Etc	45
5.20 Sarbanes-Oxley Certification of Financial Statements	45
5.21 Exchange of Financial Information	45
5.22 Certain Employment Covenants	46
5.23 Executive Agreements	46
5.24 Board Title, Board Seat and Local Board	47
5.25 Agreement to Vote Shares	47
5.26 Affiliates	47
5.27 NASDAQ Approval	47

ARTICLE VI - CONDITIONS PRECEDENT TO ACQUIRER'S OBLIGATIONS	47

6.1 Renewal of Representations and Warranties, Etc	47
6.2 Opinion of Legal Counsel	48
6.3 Required Regulatory Approvals	48
6.4 Shareholder Approval	48
6.5 Order, Decree, Etc	48
6.6 Proceedings	48
6.7 Certificate as to Outstanding Shares	48
6.8 Change of Control Waivers	48
6.9 Other Agreements	49

Table of Contents (continued)

6.10 Fairness Opinion	49
6.11 Registration Statement	49
6.12 NASDAQ Approval	49

ARTICLE VII - CONDITIONS PRECEDENT TO KEYSTONE'S OBLIGATIONS	49

7.1 Renewal of Representations and Warranties, Etc	49
7.2 Opinion of Legal Counsel	50
7.3 Required Regulatory Approvals	50
7.4 Shareholder Approval	50
7.5 Order, Decree, Etc	50
7.6 Fairness Opinion	50
7.7 Registration Statement	50
7.8 NASDAQ Approval	50
7.9 Other Agreements	50

ARTICLE VIII - ABANDONMENT OF MERGER	51

8.1 Mutual Abandonment	51
8.2 Upset Date	51
8.3 Acquirer's Rights to Terminate	51
8.4 Keystone's Rights to Terminate	51
8.5 Effect of Termination	52

ARTICLE IX - MISCELLANEOUS	53

9.1 "Material Adverse Effect" Defined	53
9.2 "Knowledge" Defined; "Person" Defined; "Affiliate" Defined	54
9.3 Nonsurvival of Representations, Warranties and Agreements	54
9.4 Amendment	54
9.5 Expenses	54
9.6 Specific Enforcement	54
9.7 Jurisdiction; Venue; Jury	54
9.8 Waiver	54
9.9 Notices	55
9.10 Governing Law	55
9.11 Entire Agreement; Amendment	55
9.12 Third Party Beneficiaries	55
9.13 Counterparts	56
9.14 Headings, Etc	56
9.15 Calculation of Dates and Deadlines	56
9.16 Severability	56
9.17 Further Assurances; Privileges	56

GLOSSARY OF TERMS

Acquisition Proposal, 41
Acquisition Transaction, 41
Acquirer, 1
Acquirer Common Stock, 3
Acquirer Subsidiary, 51
Acquirer's Disclosure Statement, 7
Acquirer's Financial Statements, 9
Affiliate, 54
Affiliated, 54
Austin, 15
Bank, 15
Bank Consolidation, 44
Bank Consolidation Agreement, 44
Call Reports, 10
CERCLA, 14
Certificate of Merger, 2
Closing, 2
Closing Equity, 4
Code, 1
Constituent Corporation, 1
Control, 16
Designated Contracts, 49
Donnelly, 30
Effective Time, 2
Employee Benefit Plan, 27
Employment-Related Payments, 26
Environmental Laws, 14
ERISA, 27
Exchange Act, 51
Exchange Agent, 5
Excess Parachute Payment, 22
Federal Bank Holding Company Act, 8
Federal Reserve Board, 8
Fee Termination Event, 53
Fiduciary Event, 39
GAAP, 9
Hazardous Substance, 14
HIPAA, 11
Insurance Amount, 40
IRS, 21
Keystone, 1
Keystone Common Stock, 3	Keystone Disclosure Statement, 15
Keystone's Financial Statements, 17
Keystone's Leased Real Property, 22
Keystone's Leases, 23
Keystone Plan, 44
Keystone's Real Property, 22
Keystone Related Person, 30
Knowledge, 54
Merger, 1
Merger Consideration, 3
Michigan Act, 1
Michigan Banking Code, 8
Minimum Equity, 4
Nasdaq, 2
PBGC, 27
Per Share Cash Consideration, 3
Per Share Merger Consideration, 3
Per Share Stock Consideration, 3
Permitted Issuances, 5
Person, 54
Plan of Merger, 1
Premises, 28
Prospectus and Proxy Statement, 12
Old Certificates, 5
Option Plan, 4
Registration Statement, 12
Restricted Shares, 7
Shareholder Meeting, 12
Shareholder Meetings, 12
Subsidiary, 15
Subsidiaries, 15
Superior Proposal, 39
Surviving Corporation, 1
Tax Returns, 21
Taxes, 20
Technology-Related Contracts, 39
Termination Fee, 53
Total Merger Consideration, 4
Transaction Documents, 12
Unexercised Options, 7
Upset Date, 2

v

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this “Plan of Merger”) is made as of May 11, 2005, by and among Keystone Financial Corporation, a Michigan corporation, located at 107 West Michigan Avenue, Kalamazoo, Michigan 49007 (“Keystone”) and Firstbank Corporation, a Michigan corporation, located at 311 Woodworth, Alma, Michigan 48801 (“Acquirer”).

PRELIMINARY STATEMENT

        1.       The Boards of Directors of Keystone and Acquirer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Plan of Merger in which Keystone will, on the terms and subject to the conditions set forth in this Plan of Merger, merge with and into Acquirer (the “Merger”), so that Acquirer is the surviving corporation in the Merger; and

        2.       For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Section 354 and 361 of the Code; and

        3.       The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, the parties agree as follows:

ARTICLE I – THE TRANSACTION

        Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

        1.1        Merger. Subject to the terms and conditions herein, at the Effective Time (defined below), Keystone shall be merged with and into Acquirer and the separate corporate existence of Keystone shall then cease. Keystone and Acquirer are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Acquirer (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Business Corporation Act of the State of Michigan, as amended (the “Michigan Act”) with respect to the merger of domestic corporations. If Acquirer is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Acquirer from a financial, tax, or accounting perspective, then Keystone shall cooperate with Acquirer to effect a restructuring of these transactions provided, that such restructuring is presented prior to the Shareholders’ Meeting (defined below), the Merger continues to qualify as a tax free reorganization under the Internal Revenue Code, the Effective Time of the Merger is not delayed by more than thirty (30) days and the alternative structure does not alter or change the amount of consideration or kind of consideration to be issued to Keystone’s shareholders.

        1.2        The Closing. The “Closing” for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Varnum, Riddering, Schmidt & Howlett, LLP, commencing at 11 a.m. on a date specified by Keystone and Acquirer, but no later than upon five (5) Business Days’ (defined below) written notice after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) approval of this Plan of Merger by the shareholders of Keystone. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Acquirer or Keystone as set forth in Articles VI and VII, respectively. Upon completion of the Closing, Keystone and Acquirer shall each promptly execute and file the certificate of merger as required by the Michigan Act to effect the Merger (the “Certificate of Merger”). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party.

        1.3        Effective Time of Merger. The Merger shall be consummated following the Closing by filing the Certificate of Merger in the manner required by law. The “Effective Time” of the Merger shall be as of the time and date when the Merger becomes effective as set forth in the Certificate of Merger, but not later than five (5) Business Days after the Closing occurs. As used in this Plan of Merger, the term “Business Day” means any day other than a day on which The Nasdaq Stock Market (“Nasdaq”) is closed. Keystone and Acquirer agree that the Effective Time shall not be later than November 30, 2005 (“Upset Date”), unless mutually agreed by Keystone and Acquirer.

        1.4        Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Keystone acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Keystone grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of Keystone to take any and all such actions contemplated by this Plan of Merger.

        1.5        Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law.

1.5.1 Name. The name of the Surviving Corporation shall be Acquirer.

         1.5.2        Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Acquirer as in effect immediately prior to the Effective Time; without change.

1.5.3 Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Acquirer as in effect immediately prior to the Effective Time, without change.

         1.5.4        Officers. The officers of Acquirer immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold with the Surviving Corporation the same offices as they hold with Acquirer.

1.5.5 Directors. Subject to Section 5.22, the directors of Acquirer immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

ARTICLE II —CONVERSION AND EXCHANGE OF SHARES

        Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, all common stock, without par value, of Keystone (“Keystone Common Stock”) shall be converted into shares of common stock of Acquirer (“Acquirer Common Stock”) as follows:

        2.1        Conversion of Shares. As of the Effective Time:

         2.1.1        Conversion of Keystone Common Stock. Each Share of Keystone Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration (defined below). Per Share Merger Consideration shall mean the Per Share Cash Consideration (defined below) and the Per Share Stock Consideration (defined below). Per Share Stock Consideration shall mean one (1) share of validly issued, fully paid and non-assessable Acquirer Common Stock subject to adjustments set forth in Section 2.1.5, 2.2 and 2.3. Per Share Cash Consideration shall mean the cash amount of $19.35 subject to adjustments set forth in Section 2.1.5, 2.2 and 2.3 paid in the form of a check.

2.1.2 No Conversion of Acquirer's Common Stock. Each share of Acquirer Common Stock outstanding immediately prior to the Effective Time shall continue to be outstanding without any change.

         2.1.3        Stock Held by Acquirer. Each share of Keystone Common Stock, if any, held by Acquirer or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Acquirer, or any of its subsidiaries, shall be canceled and no consideration shall be payable with respect to any such share.

         2.1.4        Keystone Common Stock No Longer Outstanding. Each share of Keystone Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time, no longer be outstanding and each certificate previously representing such shares of Keystone Common Stock shall thereafter represent only the right to receive the Merger Consideration, together with any dividends and other distributions payable as provided in Section 2.6.4, but subject to payment of cash in lieu of fractional shares.

         2.1.5        Minimum Equity. "Closing Equity" shall mean the total Shareholder's equity of Keystone as determined under GAAP as of the end of the month immediately preceding the Closing Dateexcluding transaction costs of up to $600,000 and excluding any conforming adjustments requested by Acquirer. If the Closing Equity is less than $11,800,000 (“Minimum Equity”), then the Total Merger Consideration(defined below) shall be reduced dollar for dollar by the difference between the Minimum Equity and the Closing Equity. If the Closing Equity is greater than or equal to the Minimum Equity, then there will not be an adjustment to the Total Merger Consideration pursuant to this sub-section 2.1.5. “Total Merger Consideration” shall mean the Total per Share Stock Consideration and Per Share Cash Consideration for all issued and outstanding shares of Keystone Common Stock, plus the cash amount to be paid in settlement of Keystone’s unexercised options.

        2.2        Adjustments. The Per Share Stock Consideration and Per Share Cash Consideration and the related computations described in Section 2.1.1 shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events:

         2.2.1        Stock Dividends. If either Keystone or Acquirer changes (or establishes a record date for changing) the number of shares of Acquirer Common Stock or the number of shares of Keystone Common Stock, issued and outstanding as of the date of this Plan of Merger as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Plan of Merger and prior to the Effective Time, then the Per Share Stock Consideration shall be appropriately and proportionately adjusted as such that the actual consideration to be paid by Acquirer to holders of shares of Keystone Common Stock pursuant to Section 2.1.1, above, would be the same as would have been paid if the Effective Time had been the close of business on the date of this Plan of Merger.

         2.2.2        Authorized Issuances. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Acquirer Common Stock pursuant to the dividend reinvestment plan of Acquirer, if any, pursuant to the exercise of stock options awarded under director or employee stock option plans of Acquirer, or upon the grant or sale of shares or rights to receive shares to, or for, the account of Acquirer’s directors or employees pursuant to their restricted stock, deferred stock compensation, thrift, employee stock purchase and other compensation or benefit plans of Acquirer, if any.

         2.2.3        Changes in Capital. Subject only to making any adjustment provided above in related computations prescribed in this Section, nothing contained in this Plan of Merger shall preclude Acquirer from amending its articles of incorporation to change its capital structure or from issuing additional shares of Acquirer Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

        2.3        Increase in Outstanding Shares of Keystone Common Stock. If the number of shares of Keystone Common Stock outstanding is greater than 578,678 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of Permitted Issuances (defined below); then the Per Share Stock Consideration and Per Share Cash Consideration shall be adjusted by multiplying it by a fraction (a) the numerator of which shall be 578,678, and (b) the denominator of which shall be the total number of shares of Keystone Common Stock outstanding as of the Effective Time of the Merger, excluding Permitted Issuances (“Permitted Issuances” include and are limited to the issuance of not more than 33,500 shares upon exercise of currently outstanding Keystone stock options awarded under the Keystone Financial Corporation Stock Option and Restricted Stock Plan dated June 1, 2000 (the “Option Plan”)).

        2.4        Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of Keystone Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of Keystone and shall have no rights as a shareholder of Keystone. Each stock certificate representing shares of Keystone Common Stock outstanding immediately prior to the Effective Time (“Old Certificates”) shall then be considered to represent the right to receive the Merger Consideration as provided in this Plan of Merger.

        2.5        Surrender of Old Certificates and Payment of Merger Consideration. After the Effective Time, Old Certificates shall be exchangeable by holders for the Merger Consideration to which such holders shall be entitled in the following manner:

         2.5.1        Available Shares and Funds. At the Effective Time, Acquirer shall make available to Exchange Agent an amount of cash and a number of shares of Acquirer Common Stock sufficient to make payments of the Merger Consideration for each outstanding share of Keystone Common Stock.

         2.5.2        Transmittal Materials. As soon as practicable after the Effective Time, but no later than five (5) Business Days after the Closing Date, Acquirer shall send or cause to be sent to each record holder of Keystone Common Stock as of the Effective Time transmittal materials for use in exchanging that holder’s Old Certificates and receiving the Merger Consideration.

         2.5.3        Exchange Agent. On or prior to the Effective Time, Acquirer will deliver to Registrar and Transfer Company, or such other bank or trust company as Acquirer may designate (the “Exchange Agent”), written notice of the number of shares of Acquirer Common Stock issuable in the Merger and a commitment to pay the amount of cash payable in the Merger when and as determined.

        The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Acquirer Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.

         2.5.4        New Stock Registrations. Acquirer shall cause the Exchange Agent to promptly cause to be paid to the persons entitled thereto a check in the amount of which the persons are entitled, after giving effect to any required tax withholding, and register the shares of Acquirer Common Stock issuable to former Keystone shareholders of record in such manner, in the names and to the addresses that appear on Keystone’s stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each former Keystone shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Acquirer and the Exchange Agent.

         2.5.5        Dividends Pending Surrender. Whenever a dividend is declared by Acquirer on Acquirer Common Stock that is payable to shareholders of record of Acquirer’s Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of Keystone shall be entitled to receive a distribution of any such dividend until the Exchange Agent has received all of that shareholders’ Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder’s Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Acquirer an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Acquirer Common Stock represented thereby. If such a shareholder has then elected to enroll in Acquirer’s dividend reinvestment program, such amount shall be credited as a cash purchase for investment at the plan’s next regular investment date.

         2.5.6        Stock Transfers. After the Effective Time, there shall be no transfers on Keystone’s transfer books of the shares of Keystone Common Stock that were issued and outstanding immediately prior the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for the shares of Acquirer Common Stock as provided in this Plan of Merger. After the Effective Time, ownership of such shares as represented by any Old Certificates may be transferred only on the stock records of Acquirer.

         2.5.7        Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine and apply reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices.

         2.5.8        Exchange Agent Expenses. Acquirer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for the Keystone Common Stock.

         2.5.9        No Fractional Shares. No certificates or scrip representing fractional shares \of Acquirer Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Acquirer Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution or stock split with respect to shares of Acquirer Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Acquirer Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by $44.50. If the holder of record has elected to enroll in Acquirer’s dividend reinvestment program, then the cash in lieu of fractional shares shall be held for reinvestment at the plan’s next regular investment date.

        2.6        Stock Options and Restricted Stock.

         2.6.1        Conversion of Options. Each unexercised stock option ("Unexercised Options") under the Option Plan outstanding at the Effective Time shall become, at the Effective Time, the right to receive the cash amount equal to the product of (i) the difference between $44.50 minus the per share exercise price of Keystone Common Stock under such option, and (ii) the number of shares of Keystone Common Stock subject to such Unexercised Option, as adjusted under Section 2.2. Upon conversion of the Unexercised Option to the cash consideration determined above, all rights under such Option Plan shall terminate. No later than five (5) Business Days after the Effective Time, Acquirer shall deliver to the holder of each Unexercised Option a check in the amount of which the owners of such Unexercised Options are entitled (as determined above) after giving effect to any required tax withholding. Acquirer may request the holder of such Unexercised Option to surrender to Acquirer the agreement and any related documentation evidencing the Unexercised Options that were converted.

2.6.2 No New Options. At the Effective Time, the Option Plan shall be terminated with respect to the granting of any additional options or option rights.

         2.6.3        Conversion of Restricted Stock. Each share of restricted Keystone common stock (“Restricted Shares”) under the option plan shall become at the Effective Time, the right to receive the cash amount equal to the product of $44.50 and the number of Restricted Shares outstanding. There are 2,208 shares of Restricted Shares outstanding.

ARTICLE III –ACQUIRER’S REPRESENTATIONS AND WARRANTIES

        Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Acquirer’s Disclosure Statement”) delivered by Acquirer to Keystone prior to the execution of this Agreement, Acquirer represents and warrants to Keystone as follows; provided, however, the disclosure in the Acquirer’s Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provision(s) is reasonably apparent:

        3.1        Authorization, No Conflicts, Etc.

         3.1.1        Authorization of Agreement. Acquirer has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the Merger. This Plan of Merger and consummation of the Merger have been duly authorized by the Board of Directors of Acquirer. The Board of Directors of Acquirer have determined that this Agreement and the transactions contemplated in this Plan of Merger are in the best interests of Acquirer and its stockholders and no other corporate proceedings on the part of Acquirer are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Keystone) constitutes valid and binding obligations of Acquirer and is enforceable against Acquirer in accordance with its terms.

         3.1.2        No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation of the Merger by Acquirer, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Acquirer’s restated articles of incorporation or bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Acquirer or its subsidiaries, assuming the timely receipt of each of the approvals referred to in this Section.

         3.1.3        Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation of the Merger by Acquirer, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Acquirer is a party or subject, or by which Acquirer is bound or affected.

         3.1.4        Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Acquirer other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, compliance with bylaws and rules of the NASD, and receipt of approvals required under the Bank Holding Company Act of 1956, as amended (the “Federal Bank Holding Company Act”), the Federal Deposit Insurance Act, as amended (the “FDIA”), and the Michigan Banking Code of 1999 (the “Michigan Banking Code”). Acquirer knows of no reason why the regulatory approvals referred to in this Section cannot be obtained or why the process would be materially impeded.

        3.2        Organization and Good Standing. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Acquirer has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Acquirer is a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Federal Bank Holding Company Act.

        3.3        Subsidiaries. Acquirer owns, directly or indirectly, all of the common stock of its subsidiaries indicated in Acquirer’s Financial Statements (as defined below) for the quarter ended March 31, 2005 free and clear of all claims, security interests, pledges, or liens of any kind. Each of Acquirer’s subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) through (iii) as would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on Acquirer.

         3.4        Capital Stock.

3.4.1 Classes and Shares. The authorized capital stock of Acquirer consists of 20,000,000 shares of common stock, no par value, and 300,000 shares of preferred stock, no par value.

         3.4.2        No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of Acquirer, except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options ordered pursuant to stock option plans for directors, officers or employees of Acquirer or its affiliate(s); (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (iv) shares of Acquirer Common Stock issuable under agreements entered into or in connection with mergers or acquisitions of direct or indirect subsidiaries or assets and transactions approved by Acquirer’s Board of Directors or a committee of such board; and (v) shares of Acquirer Common Stock issuable under dividend reinvestment and employee stock purchase plans, if any.

        3.5        Acquirer Common Stock. The shares of Acquirer Common Stock to be issued in the Merger in accordance with this Plan of Merger, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

        3.6        Financial Statements.

         3.6.1        Financial Statements. The consolidated financial statements of Acquirer as of and for the each of three years ended December 31, 2004, 2003, and 2002, as reported on by Acquirer’s independent accountants, and the unaudited consolidated financial statements of Acquirer and its subsidiaries as of and for each month and quarter ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to Acquirer (collectively, “Acquirer’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Acquirer as of and for each quarter and month ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Acquirer as of the respective dates of and for the periods referred to in such financial statements, all in accordance with accounting principles generally accepted in the United States, consistently applied (“GAAP”), subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer) and the absence of notes (that, if presented, would not differ materially from those included in Acquirer’s Financial Statements). No financial statements of any entity or enterprise other than the Subsidiaries are required by GAAP to be included in the consolidated financial statements of Acquirer.

         3.6.2        Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

        (a)               The consolidated reports of condition and income of each of Acquirer’s subsidiary banks (including any amendments) as of and for each of the fiscal years ended December 31, 2004, 2003, and 2002, and as of and for the fiscal quarter ended March 31, 2005, as filed with the FDIC; and

(b) The FR Y-9C and FR Y-9LP (including any amendments) for Acquirer as of and for each of the fiscal years ended December 31, 2004, 2003, and 2002, as filed with the Federal Reserve Board.

        All of such reports required to be filed prior to the Effective Time by Acquirer and/or the Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the “Call Reports.”

        3.7        Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Acquirer’s Financial Statements as of December 31, 2004, or March 31, 2005, neither Acquirer nor its subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, would be reasonably likely to have a Material Adverse Effect on Acquirer.

        3.8        Absence of Material Adverse Changes. Since December 31, 2004, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Acquirer or any of its subsidiaries that had or in the future is reasonably likely to have a Material Adverse Effect on Acquirer, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Acquirer, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

        3.9        Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of Acquirer threatened by any person, including without limitation any governmental or regulatory agency, against Acquirer or any of the Subsidiaries, or the assets or business of Acquirer or any of its subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Acquirer. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

         3.10        Regulatory Filings. In the last four (4) years:

3.10.1 SEC Filings. Acquirer has filed, and will in the future continue to file, in a timely manner all material required filings with the SEC;

3.10.2 Regulatory Filings. Acquirer has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

         3.10.3        Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatements or omissions that are not reasonably likely to have a Material Adverse Effect on Acquirer.

        3.11        No Indemnification Claims. To the knowledge of Acquirer, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

        3.12        Conduct of Business. Each of Acquirer and the subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, and insurance; and Environmental Laws (defined below); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Acquirer. Without limiting and notwithstanding the foregoing, neither Acquirer nor any Subsidiary, to Acquirer’s knowledge:

         3.12.1        Privacy - Unaffiliated Third Parties. Has shared or will share non public personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;

         3.12.2        Privacy - Affiliates. Has shared or will share personal information regarding consumers or customers other than experience information, with any affiliated third party except as would be permitted under the Fair Credit Reporting Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;

         3.12.3        Privacy - HIPAA Compliance. Has or will (i) share or use, or permit its business associates to share or use, protected health information except as would be permitted under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), or (ii) engaged in any business activities that would cause it to be a “covered entity” under HIPAA; and

         3.12.4        Lending Practices. Has engaged in, or will engage in, lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00), the Michigan Consumer Mortgage Protection Act, or the laws regarding lending practices of any state in which the property securing a loan is located;

in each case with respect to 3.12.1 through 3.12.4 where such violation would be reasonably likely to have a Material Adverse Effect on Acquirer.

        3.13        Proxy Statement, Etc.

         3.13.1        Transaction Documents. The term "Transaction Documents" shall collectively mean: (i) the Form S-4 registration statement to be filed by Acquirer with the SEC (the “Registration Statement”) in connection with the Acquirer Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the “Prospectus and Proxy Statement”) to be mailed to Keystone shareholders in connection with its shareholder meeting to consider approval of the Merger (collectively “the Shareholder Meeting”); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Michigan Office of Financial and Insurance Services, the State of Michigan, or any other regulatory agency in connection with the Merger.

         3.13.2        Accurate Information. The information to be supplied by Acquirer for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the meeting of the shareholders of Keystone with respect to the Merger (the “Shareholder Meeting”).

         3.13.3        Compliance of Filings. All Transaction Documents that Acquirer is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

        3.14        Agreements with Bank Regulators. Neither Acquirer nor any of its subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or is material and in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Acquirer nor any of its subsidiaries have been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except where such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission are not reasonably likely to have a Material Adverse Effect on Acquirer. Neither Acquirer nor any of its subsidiaries is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, Acquirer knows of no reason why the regulatory approvals referred to in Section 3.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

        3.15        Tax Matters. Each of Acquirer and its subsidiaries has duly filed all federal, state, foreign and local information returns and Tax (defined below) returns required to be filed by it on or prior to the date this Plan of Merger (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Acquirer.

        3.16        Environmental Matters.

         3.16.1        Environmental Laws. Except for real estate held or administered in trust by any banking subsidiary of Acquirer, the real estate owned by or leased by Acquirer or any of its subsidiaries or used in the conduct of their businesses; and (ii) any other real estate owned by Acquirer or any of its subsidiaries (collectively, the “Acquirer Premises”) are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquirer.

         3.16.2         Litigation. There is no litigation pending or threatened before any court, governmental agency, authority or other forum in which Acquirer, any of its subsidiaries, or any of the Acquirer Premises has been or, with respect to threatened litigation, is reasonably likely to be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, except for such pending or threatened litigation that, if a judgment adverse to Acquirer or one of its subsidiaries were to be rendered in such litigation, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquirer. To the knowledge of Acquirer, there is no reasonable basis for any litigation of a type described above, except for such litigation as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         3.16.3        Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of Acquirer and its subsidiaries has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Acquirer Disclosure Statement), and all Environmental Laws (defined below) concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance (defined below) on, in, or under such property and whether or not a release of Hazardous Substances has occurred at or from such property, except for failures to comply with or violations of such policies or Environmental Laws that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquirer.

         3.16.4        Environmental Laws; Hazardous Substance. For purposes of this Plan of Merger, “Environmental Laws” means all laws (civil or common), ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and any analogous state law; and “Hazardous Substance” has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

        3.17        Investment Bankers and Brokers. Acquirer has not employed any broker, finder, or investment banker in connection with the Merger except Austin Associates, LLC. Acquirer has no other express or implied agreement with any other person or company relative to any commission or finder’s fee payable with respect to this Plan of Merger or the transactions contemplated by it.

        3.18        Necessary Capital. Based on the financial condition of Acquirer as reflected in Acquirer’s Financial Statements, Acquirer has the necessary capital required by the regulations of the Federal Reserve Board and the Federal Deposit Insurance Corporation to consummate the transactions contemplated by this Plan of Merger and remain “well-capitalized” according to applicable banking laws and regulations. If external financing is required by Acquirer to consummate the transactions contemplated in this Plan of Merger, Acquirer has or will provide to Keystone sufficient adequate evidence of a binding commitment between Acquirer and its financing source.

        3.19        Reorganization. Acquirer has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

        3.20        Allowance for Loan Losses. The allowance for loan losses as reflected in Acquirer’s Financial Statements and Call Reports for the fiscal year ended December 31, 2004, and the fiscal quarter ended March 31, 2005, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

        3.21        Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Acquirer to Acquirer’s shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatement or omission that is not reasonably likely to have a Material Adverse Effect on Acquirer.

        3.22        Fairness Opinion. Acquirers’ board of directors have received an oral opinion of Austin Associates, LLC (“Austin”) in its capacity as Acquirer’s financial adviser, substantially to the effect that the terms of the Merger are fair to Acquirer’s shareholders and Austin shall deliver a written opinion containing substantially the same opinion as its oral opinion dated as of the date of this Plan of Merger and renewed as of a date of approximately the date of the Proxy Statement. A true and complete copy of the written opinion of Austin confirming the same will be provided to Keystone promptly upon receipt by Acquirer.

ARTICLE IV –KEYSTONE’S REPRESENTATIONS AND WARRANTIES

        Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Keystone Disclosure Statement”) delivered by Keystone to Acquirer prior to the execution of this Agreement, Keystone represents and warrants to Acquirer as follows; provided, however, the disclosure in the Keystone’s Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provision(s) is reasonably apparent:

        4.1        Authorization, No Conflicts, Etc.

         4.1.1        Authorization of Agreement. Keystone has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to adoption by Keystone’s shareholders, to consummate the Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the Board of Directors of Keystone. The Board of Directors of Keystone have determined that this Plan of Merger and the transactions contemplated hereby are in the best interests of Keystone and have directed that this Plan of Merger and the transactions contemplated by this Plan of Merger be submitted to Keystone shareholders for adoption at a duly held meeting of such shareholders, and except for approval of this Plan of Merger and the transaction contemplated by this Plan of Merger, no other corporate proceedings on the part of Keystone are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Acquirer) constitutes valid and binding obligations of, Keystone and is enforceable against Keystone in accordance with its terms.

         4.1.2        No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Keystone, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) the articles of incorporation, charter, bylaws, or similar organizational documents of Keystone or Keystone’s direct or indirect wholly owned or partially owned subsidiaries, Keystone Community Bank (the “Bank”), Keystone Mortgage Services, LLC, Keystone Premium Finance, LLC, Keystone T.I. Sub, LLC, and KCB Title Insurance Agency, LLC (each a “Subsidiary,” and collectively, the “Subsidiaries”); or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Keystone or any Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (Required Approvals).

         4.1.3        Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Keystone, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which Keystone or any Subsidiary is a party or subject, or by which it is bound or affected.

         4.1.4        Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Keystone other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDIA, and the Michigan Banking Code.

        4.2        Organization and Good Standing. Keystone is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Keystone has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Keystone is a financial holding company and a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Federal Bank Holding Company Act.

        4.3        Subsidiaries. The only direct or indirect subsidiaries (i.e., direct or indirect equity interest of 20% or more) of Keystone are the Subsidiaries.

         4.3.1        Ownership. Except as set forth above, Keystone does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. Keystone owns all of the issued and outstanding shares of capital stock of the Bank, and 1% of the outstanding membership interests of Keystone Mortgage Services, LLC. The Bank owns all of the outstanding membership interests of Keystone T.I. Sub, LLC, 99% of the outstanding membership interests of Keystone Mortgage Services, LLC, and 90% of the outstanding membership interests of Keystone Premium Finance, LLC, free and clear of any claim, security, interest, pledge, or lien of any kind. Through its wholly-owned subsidiary, Keystone T.I. Sub, LLC, the Bank owns 50% of the outstanding membership interests of KCB Title Insurance Agency, LLC. Keystone Mortgage Services, LLC owns 10% of the outstanding membership interests of Keystone Premium Finance, LLC, free and clear of any claim, security, interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or membership interest of any Subsidiary.

         4.3.2        Qualification and Power of the Bank. The Bank is duly organized, validly existing, and in good standing as a bank under the laws of the State of Michigan. The Bank is qualified or admitted to conduct business in each state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on Keystone. The Bank has full corporate power and authority to carry on its business as and where it is now being conducted.

         4.3.3        Deposit Insurance; Other Assessments. The Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC. The Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. The Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

         4.4        Capital Stock.

         4.4.1        Classes and Shares. The authorized capital stock of Keystone consists of 1,500,000 shares of common stock, without par value, all of which are designated as shares of common stock. As of the date of this Plan of Merger, a total of 578,678 shares of common stock were validly issued and outstanding, no shares of preferred stock are issued or outstanding, and 33,500 shares of common stock are subject to outstanding options under the Option Plans as of the date of this Plan of Merger.

         4.4.2        No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of Keystone, except for stock options outstanding under the Option Plans. There is no outstanding subscription, option, warrant, or right to acquire any capital stock of Keystone, or any agreement to which Keystone is a party or by which it is or may be bound to issue capital stock, except for Permitted Issuances.

         4.4.3        Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Keystone Common Stock is not subject to change before the Effective Time, except for Permitted Issuances.

         4.4.4        Voting Rights. Other than the shares of Keystone Common Stock described in this Section, neither Keystone nor the Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

        4.5        Financial Statements.

         4.5.1        Financial Statements. The consolidated financial statements of Keystone as of and for the each of three years ended December 31, 2004, 2003, and 2002, as reported on by Keystone’s independent accountants, and the unaudited consolidated financial statements of Keystone and its Subsidiaries as of and for each month and quarter ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to Acquirer (collectively, “Keystone’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Keystone as of and for each quarter and month ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Keystone as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Keystone) and the absence of notes (that, if presented, would not differ materially from those included in Keystone’s Financial Statements). No financial statements of any entity or enterprise other than the Subsidiaries are required by GAAP to be included in the consolidated financial statements of Keystone.

         4.5.2        Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

        (a)                      The consolidated reports of condition and income of the Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2004, 2003, and 2002, and as of and for the fiscal quarter ended March 31, 2005, as filed with the FDIC; and

(b) The FR Y-9SP (including any amendments) for Keystone as of and for each of the fiscal years ended December 31, 2004, 2003, and 2002, as filed with the Federal Reserve Board.

        All of such reports required to be filed prior to the Effective Time by Keystone and/or the Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the Call Reports.

        4.6        Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Keystone’s Financial Statements as of December 31, 2004, or March 31, 2005, neither Keystone nor the Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, would be reasonably likely to have a Material Adverse Effect on Keystone.

        4.7        Absence of Material Adverse Changes. Since December 31, 2004, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Keystone or any Subsidiary that had or in the future is reasonably likely to have a Material Adverse Effect on Keystone, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Keystone, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

        4.8        Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of Keystone threatened by any person, including without limitation any governmental or regulatory agency, against Keystone or any of the Subsidiaries, or the assets or business of Keystone or any of the Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Keystone. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

         4.9        Regulatory Filings. In the last four (4) years:

4.9.1 Regulatory Filings. Keystone has filed in a timely manner all material filings with regulatory bodies for which filings are required; and

         4.9.2        Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatements or omissions that are not reasonably likely to have a Material Adverse Effect on Keystone.

        4.10        No Indemnification Claims. To the knowledge of Keystone, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

        4.11        Conduct of Business. Each of Keystone and the Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, and insurance; and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Keystone. Without limiting and notwithstanding the foregoing, neither Keystone nor any Subsidiary, to Keystone’s knowledge:

         4.11.1        Privacy - Unaffiliated Third Parties. Has shared or will share non public personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;

         4.11.2        Privacy - Affiliates. Has shared or will share personal information regarding consumers or customers other than experience information, with any affiliated third party except as would be permitted under the Fair Credit Reporting Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;

         4.11.3        Privacy - HIPAA Compliance. Has or will (i) share or use, or permit its business associates to share or use, protected health information except as would be permitted under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), or (ii) engaged in any business activities that would cause it to be a “covered entity” under HIPAA; and

         4.11.4        Lending Practices. Has engaged in, or will engage in, lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00), the Michigan Consumer Mortgage Protection Act, or the laws regarding lending practices of any state in which the property securing a loan is located, in each case with respect to Sections 4.11.1 through 4.11.4 where such violation would be reasonably likely to have a Material Adverse Effect on Keystone.

        4.12        Proxy Statement. Etc.

         4.12.1        Accurate Information. The information to be supplied by Keystone for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; and (b) with respect to the Proxy Statement, when it is mailed and at the time of the Shareholders’ Meeting.

         4.12.2        Compliance of Filings. All documents that Keystone or any Subsidiary is responsible for filing with any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

        4.13        Agreements with Bank Regulators. Neither Keystone nor any Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or is material and in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Keystone nor any Subsidiary have been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except where such order, decree, agreement, memorandum of understanding, extraordinary supervisor letter, commitment letter or similar submission would not have a Material Adverse Effect on Keystone. Neither Keystone nor any Subsidiary is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, Keystone knows of no reason why the regulatory approvals referred to in Section 4.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

        4.14        Tax Matters.

         4.14.1        Taxes Defined. "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or charges, or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect of any tax, together with any penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, taxes with respect to income, profits, gross receipts, value added, ad valorem, employment, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

         4.14.2        Tax Returns. Keystone and each Subsidiary have each duly and timely filed or delivered, and if necessary amended, all of collateral and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales use tax, premium tax, excise tax and other tax returns required to be filed, including information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, “Tax Returns”). Each such Tax Return, as amended, is correct, complete and complies in all material respects with all applicable laws, regulations, rules, and ordinances. Keystone and the Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

         4.14.3        Tax Assessments and Payments. All material Taxes due and payable by Keystone and the Subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of Keystone and the Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Keystone’s Financial Statements as of December 31, 2004, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 2004. There is no lien on any of Keystone’s or the Subsidiaries’ assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

         4.14.4        Tax Audits. None of the Tax Returns of Keystone and the Subsidiaries filed for any tax year has been audited by the Internal Revenue Service (the “IRS”) or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to Keystone’s knowledge, threatened with respect to Keystone or any Subsidiary. No claim concerning the calculation, assessment or collection of taxes has been asserted with respect to Keystone or any Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in Keystone’s Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Keystone or any Subsidiary.

         4.14.5        Tax Accounting. Neither Keystone nor any Subsidiary have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by Keystone or a Subsidiary and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither Keystone nor any Subsidiary have entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

         4.14.6        Excess Parachute Payments. To its knowledge, no compensation that could be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by Keystone, any Subsidiary, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code).

4.14.7 Bad Debt Deductions. Any federal income liability for its bad debt deductions are recorded in Keystone’s Financial Statements.

4.14.8 Tax Positions. The tax and audit positions taken by Keystone and the Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith.

        4.15        Title to Properties. Keystone and the Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in Keystone’s Financial Statements as of December 31, 2004, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

4.15.1 Reflected on Balance Sheet. As reflected on Keystone's Financial Statements as of March 31, 2005;

         4.15.2        Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of Keystone and that would not have a Material Adverse Effect on Keystone;

         4.15.3        Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby; and

         4.15.4         Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

        4.16        Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by Keystone or any Subsidiary, including other real estate owned (“Keystone’s Real Property”) and also with respect to each parcel of real property leased by Keystone or any Subsidiary (“Keystone’s Leased Real Property”), to its knowledge:

         4.16.1        No Encroachments. Except for encroachments that have been insured over by a title insurance policy, no building or improvement to Keystone’s Real Property or Keystone’s Leased Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on Keystone’s Real Property or Keystone’s Leased Real Property or on any easement benefiting Keystone’s Real Property or Keystone’s Leased Real Property. None of the boundaries of Keystone’s Real Property or Keystone’s Leased Real Property deviates substantially from those shown on the survey of such property, if any, included with the Keystone Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to any of Keystone’s Real Property or Keystone’s Leased Real Property.

         4.16.2        Zoning. None of Keystone, the Subsidiaries, Keystone's Real Property, or Keystone’s Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement.

         4.16.3        Buildings. All buildings and improvements to Keystone's Real Property and Keystone’s Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

         4.16.4        No Condemnation. None of Keystone's Real Property or Keystone's Leased Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire Keystone’s Real Property or Keystone’s Leased Real Property for any governmental purpose.

4.16.5 Litigation. There are no claims, litigation, proceedings, or disputes pending or threatened against or relating to Keystone’s Real Property or Keystone’s Leased Real Property.

4.16.6 Agreements. There are no agreements, contracts, or leases, written or oral, that affect Keystone’s Real Property or Keystone’s Leased Real Property.

4.16.7 Assessments. There is no pending or proposed special assessment affecting or which may affect Keystone’s Real Property or Keystone’s Leased Real Property.

        4.17        Real and Personal Property Leases. With respect to each lease and license pursuant to which Keystone or any Subsidiary, as lessee or licensee, has possession of real or personal property (“Keystone’s Leases”):

         4.17.1        Valid. Each of Keystone's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

         4.17.2        No Default. There is no existing default under any of Keystone's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Keystone, any Subsidiary, or, to the knowledge of Keystone, any other party to the contract, which default could have a Material Adverse Effect on Keystone.

         4.17.3        Assignment. None of Keystone's Leases contain a prohibition against assignment by Keystone or any Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Acquirer or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable to Keystone or the Subsidiaries prior to the Effective Time.

4.17.4 Disputes. To the knowledge of Keystone, there are no disputes concerning the interpretation of any term, condition, or provision of any of Keystone’s Leases.

        4.18        Required Licenses, Permits, Etc. Keystone and the Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, the lack of which could have a Material Adverse Effect on Keystone. All such licenses, certificates, franchises, and rights are in full force and effect.

        4.19        Material Contracts and Change of Control. Except as contained in the Keystone Disclosure Statement, neither Keystone nor any of the Subsidiaries are a party to any agreement or understanding described below.

         4.19.1        Borrowing Commitments. Any commitment made to Keystone or the Subsidiaries permitting it to borrow money, any letter of credit, any pledge, any security agreement, any lease (excluding leases of real property otherwise identified in the Keystone Disclosure Statement), any guarantee or any subordination agreement, or other similar or related type of understanding, involving an amount in excess of $100,000 as to which Keystone or the Subsidiaries are a debtor, pledgor, lessee, or obligor.

4.19.2 Agency Relationships. Any agreement or understanding dealing with advertising, brokerage, licensing, dealership, representative, or agency relationships in excess of $50,000.

         4.19.3        Benefit Plans. Any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other employee benefit plan or any plan, agreement, contract, authorization, or arrangement pursuant to which any person is or will become entitled to any benefit upon a change in control of Keystone or the Subsidiaries.

4.19.4 Correspondents. Any written correspondent banking contracts.

         4.19.5        Asset Transactions. Any agreement or understanding (i) for the sale of its assets in excess of $25,000 outside of the ordinary course of business; (ii) for the grant of any preferential right to purchase any of its assets, properties, or rights in excess of $25,000; or (iii) which requires the consent of any third party to the transfer and assignment of any assets, properties, or rights in excess of $25,000.

         4.19.6        Long-term Contracts. Any agreement or understanding which obligates Keystone or the Subsidiaries for a period in excess of one year, which has a value in excess of $25,000, to purchase, sell, or provide services, materials, supplies, merchandise, facilities, or equipment and which is not terminable without cost or penalty on not more than sixty (60) days’ notice.

4.19.7 Capital Expenditures. Any agreement or understanding for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $25,000.

         4.19.8        Unfunded Loan Commitments. Any agreement or understanding entered into to make a loan not yet fully disbursed or funded as of March 31, 2005, to any person, wherein the undisbursed or unfunded amount exceeds $100,000.

4.19.9 Participation Agreements. Any loan participation agreement with any other person entered into subsequent to December 31, 2004, in excess of $50,000 and on the books at March 31, 2005.

         4.19.10        Other Contracts. Any agreement or understanding not otherwise disclosed or excepted pursuant to this Section 4.18 (Material Contracts and Change of Control) which is material to the properties, financial condition, business, or results of operations of Keystone and the Subsidiaries, taken as a whole.

        All data processing contracts of Keystone or the Subsidiaries are cancelable by Keystone or the Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control, or merger of Keystone or any Subsidiary or the liquidation of Keystone upon consummation of the Merger where any of the following: (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by Keystone or any Subsidiary (or Acquirer or any of its subsidiaries as their successors) or have a Material Adverse Effect on Keystone. Neither Keystone nor any Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $50,000.

        4.20        Certain Employment Matters.

         4.20.1        Employment Policies, Programs, and Procedures. The policies, programs, and practices of Keystone and the Subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

         4.20.2        Record of Payments. There is no existing or outstanding material obligation of Keystone or the Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section 4.19.3 (Employment-Related Payments)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Keystone and/or its Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

         4.20.3         Employment-Related Payments. For purposes of this Plan of Merger, “Employment-Related Payments” include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

         4.20.4        Employment Claims. There is no dispute, claim, or charge, pending or, to Keystone’s knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of Keystone, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Keystone or the Subsidiaries of more than $25,000.

4.20.5 Employment Related Agreements. Keystone and the Subsidiaries are not parties to, or bound by, any oral or written, express or implied, except as contained in the Keystone Disclosure Statement:

        (a)               Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of Keystone or any Subsidiary that is not terminable by Keystone or such Subsidiary upon 60 days’ or less notice without penalty or obligation;

        (b)               Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing;

        (c)               Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee or former employee; or

(d) Any collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.

        4.21        Employee Benefit Plans. With respect to any “employee welfare benefit plan,” any “employee pension benefit plan,” or any “employee benefit plan” within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each referred to as an “Employee Benefit Plan”), maintained by or for the benefit of Keystone or any Subsidiary or their predecessors or to which Keystone or any Subsidiary or their predecessors has made payments or contributions on behalf of its employees:

         4.21.1        ERISA Compliance. Keystone, the Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

         4.21.2        Internal Revenue Code Compliance. Keystone, the Subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

         4.21.3        Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt “prohibited transaction” as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

         4.21.4         Plan Termination. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the “PBGC”), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

4.21.5 Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

4.21.6 Defined Benefit Plan. No Employee Benefit Plan in effect as of the date of this Plan of Merger is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.

4.21.7 Payment of Contributions. Keystone has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations.

         4.21.8        Payment of Benefits. There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from Keystone or any Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

         4.21.9        Accumulated Funding Deficiency. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an “accumulated funding deficiency” as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

         4.21.10        Funding. Neither Keystone nor any Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

         4.21.11        No Liability. If any Employee Benefit Plan and/or related trust was terminated, neither Keystone nor any Subsidiary would have any liability for further contributions or other payments with respect thereto and there has been no amendment of any such plan or other occurrence that could result in any such liability.

         4.21.12        Filing of Reports. Each of Keystone and the Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

        4.22        Environmental Matters.

         4.22.1        Owned or Operated Property. With respect to: (i) the real estate owned or leased by Keystone or any Subsidiary or used in the conduct of their businesses; (ii) any other real estate owned by any Subsidiary; (iii) any real estate held and administered in trust by the Bank, if any; and (iv) to Keystone’s knowledge, any real estate formerly owned or leased by Keystone, the Subsidiaries, or any former subsidiary of Keystone a (collectively referred to as “Premises”):

        (a)              Construction and Content. To the knowledge of Keystone, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance (defined below). Without limiting the generality of this Section, to the knowledge of Keystone, the Premises are free of asbestos except to the extent properly sealed or encapsulated to the extent required by all applicable Environmental Laws (defined below) and all workplace safety and health laws and regulations.

        (b)              Uses of Premises. To the knowledge of Keystone, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage of normal quantities of office cleaning and maintenance products.

        (c)              Underground Storage Tanks. The Premises do not contain, and to the knowledge of Keystone, have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Keystone Disclosure Statement as an exception to the foregoing, to the knowledge of Keystone, each such underground storage tank presently or previously located on Premises is or has been maintained, removed, or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.

        (d)              Absence of Contamination. To the knowledge of Keystone, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

        (e)              Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving Keystone or any Subsidiary that is pending, previously asserted or, to Keystone’s knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To Keystone’s knowledge, there is no basis for any of the foregoing.

         4.22.2        Trust Properties; Former Properties. With respect to (i) real estate held and administered in trust by the Bank and (ii) any real estate formerly owned or leased by Keystone or the Subsidiaries, Keystone makes the same representations as set forth in the preceding Section 4.22.1 (Owned or Operated Property) to the knowledge of its executive officers.

         4.22.3        Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, to the knowledge of Keystone, the Bank has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Keystone Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property at a level giving rise to material liability of Keystone or any Subsidiary and whether or not a release of a Hazardous Substance has occurred at or from such property.

         4.22.4        Environmental Laws; Hazardous Substance. For purposes of this Plan of Merger, “Environmental Laws” means all laws (civil or common), ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and any analogous state law; and “Hazardous Substance” has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

        4.23        Duties as Fiduciary. To the knowledge of Keystone, the Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. The Bank has not received notice of any claim, allegation, or complaint from any person that the Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Keystone’s Financial Statements.

        4.24        Investment Bankers and Brokers. Keystone has employed Donnelly, Penman &Partners (“Donnelly”) in connection with the Merger. Keystone, the Subsidiaries, and their respective affiliates, directors, officers, investment bankers, attorneys, and agents (collectively, “Keystone’s Representatives”) have not employed, engaged, or consulted with any broker, finder, or investment banker other than Donnelly in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Keystone to Donnelly in connection with the Merger, as described in the Keystone Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation payable by Keystone or any Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Keystone and Donnelly are included in the Keystone Disclosure Statement.

        4.25        Fairness Opinion. Keystone’s board of directors has received an oral opinion of Donnelly in its capacity as Keystone’s financial advisor, substantially to the effect that the consideration to be received by the holders of the Keystone Common Stock in the Merger is fair to the holders of Keystone Common Stock from a financial point of view and Donnelly shall deliver a written opinion to Keystone containing substantially the same opinion as its oral opinion dated as of the date of this Plan of Merger and renewed as of the date of approximately the date of the Proxy Statement. A true and complete copy of the written opinion of Donnelly confirming the same will be provided to Acquirer promptly upon receipt by Keystone.

        4.26        Keystone-Related Persons. For purposes of this Plan of Merger, the term “Keystone-Related Person” shall mean any shareholder owning 5% or more of the Keystone common stock, director or executive officer of Keystone or any Subsidiary, their spouses and children, any person who is affiliated with or is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

         4.26.1        Insider Loans. No Keystone-Related Person has any loan, credit or other contractual arrangement outstanding with Keystone or the Subsidiaries that does not conform to applicable rules and regulations of the FDIC or the Federal Reserve Board.

         4.26.2        Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Keystone or a Subsidiary, no Keystone-Related Person owns or controls any assets or properties that are used in the business of Keystone or any Subsidiary.

4.26.3 Contractual Relationships. Other than ordinary and customary banking relationships, no Keystone-Related Person has any contractual relationship with Keystone or any Subsidiary.

         4.26.4        Loan Relationships. No Keystone-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Keystone or any Subsidiary in a principal amount of $50,000 or more.

        4.27        Change in Business Relationships. To its knowledge, Keystone has not received written notification that any customer, agent, representative, supplier of Keystone or any Subsidiary, or other person with whom Keystone or any Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Keystone or any Subsidiary, the effect of which could have a Material Adverse Effect on Keystone.

        4.28        Insurance. Keystone and each Subsidiary maintains in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering Keystone or any Subsidiaries’ assets, properties, premises, operations, directors or personnel. Keystone and the Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense and/or indemnification may be available to Keystone or the Subsidiaries.

        4.29        Books and Records. The books of account, minute books, stock record books, and other records of Keystone are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Keystone and the Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since June 1, 1999, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since June 1, 1999, have been made available for Acquirer’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

        4.30        Loan Guarantees. All guarantees of indebtedness owed to Keystone or any Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

         4.31        Events Since January 1, 2005. Neither Keystone nor any Subsidiary has, since January 1, 2005:

         4.31.1        Business in Ordinary Course. Other than as contemplated by this Plan of Merger, or except as contained in the Keystone Disclosure Statement, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $25,000 or for the aggregate of any group of related liabilities that do not exceed $50,000.

         4.31.2        Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on Keystone.

         4.31.3        Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on Keystone’s Financial Statements as of December 31, 2004, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.

         4.31.4        Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $100,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $200,000.

         4.31.5        Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties, or operations of Keystone or the Subsidiaries, except as may be expressly provided in this Plan of Merger.

         4.31.6        Casualty Losses. Experienced any damage, destruction, or loss (whether or not covered by insurance) individually or in the aggregate that has had or is reasonably likely to have a Material Adverse Effect on Keystone.

4.31.7 Accounting Changes. Made any change in accounting methods or practices of Keystone or the Subsidiaries, except as required by applicable governmental authorities or by GAAP.

4.31.8 Write-downs. Made any write-down in excess of $25,000 of any of its assets which are not reflected in Keystone’s Financial Statements.

         4.31.9        Employee Benefits. Made any increase in the salary schedule, compensation, rate, fee, or commission of Keystone’s or the Subsidiaries’ employees, officers, or directors, or any declaration, commitment, or obligation of any kind for the payment by Keystone or the Subsidiaries of a bonus or other additional salary, compensation, fee, or commission to any person, except for increases made in the ordinary course of business and consistent with past practices.

         4.31.10        Waivers. Waived or released any material right or claim of Keystone or the Subsidiaries except in the ordinary course of business (including, but not limited to, loan or lease collection actions).

        4.32        Allowance for Loan Losses. The allowance for loan losses as reflected in Keystone’s Financial Statements and Call Reports for the fiscal year ended December 31, 2004, and the fiscal quarter ended March 31, 2005, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

        4.33        Loans and Investments. All investments and, to the knowledge of Keystone, all loans of Keystone and the Subsidiaries are legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting creditors rights generally or by the exercise of judicial discretion, and each is authorized under applicable federal and state laws and regulations.

        4.34        Loan Origination and Servicing.In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, the Bank and Keystone Mortgage Services, LLC have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on Keystone.

        4.35        Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Keystone to Keystone’s shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such mis-statement or omission that is not reasonably likely to have a Materially Adverse Effect on Keystone.

        4.36        No Insider Trading. Keystone has reviewed its stock transfer records since January 1, 2004, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, Keystone has not, and to Keystone’s knowledge (a) no director or officer of Keystone, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Keystone Common Stock or other securities issued by Keystone during any period when Keystone was in possession of material nonpublic information or in violation of any applicable provision of federal or state securities laws.

        4.37        Joint Ventures; Strategic Alliances. Except for Keystone T.I. Sub, LLC, neither Keystone nor any Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

        4.38        Policies and Procedures. Keystone and each Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Acquirer as applicable to the periods when those policies and procedures were in effect.

ARTICLE V –COVENANTS PENDING CLOSING

        Subject to the terms and conditions of this Plan of Merger, Keystone and Acquirer further agree that:

        5.1        Disclosure Statements; Additional Information.

         5.1.1        Form and Content. The Acquirer Disclosure Statement and the Keystone Disclosure Statement shall contain appropriate references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan or Merger. The parties have each prepared and delivered two complete copies of its Disclosure Statement to the other party.

         5.1.2        Update. Not less than the six Business days prior to the Closing, each party shall deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

         5.1.3        Certification. Each of Acquirer's and Keystone's Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of Keystone shall be its president, chief executive officer and chief financial officer) that such Disclosure Statement does not contain any untrue statement of a material fact, or fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

        5.2        Changes Affecting Representations. While this Plan of Merger is in effect, if either Acquirer or Keystone becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Acquirer Disclosure Statement or the Keystone Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

        5.3        Keystone’s Conduct of Business Pending the Effective Time. Keystone agrees that, until the Effective Time, except as consented to in writing by Acquirer or as otherwise provided in this Plan of Merger, Keystone shall, and it shall cause each Subsidiary to:

         5.3.1        Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger, and no make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.

         5.3.2        No Inconsistent Actions. Take no action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Keystone in this Plan of Merger, and take no action that would cause Keystone’s representations and warranties to become untrue in any material respect except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.

         5.3.3        Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Acquirer has been notified of such contest.

5.3.4 No Amendments. Make no change in its articles of incorporation, charter, or its bylaws except as contemplated by this Plan of Merger.

         5.3.5        Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.

         5.3.6        No Change in Stock. Except as contemplated by this Plan of Merger: (a) make no change in the number of shares of its capital stock issued and outstanding other than Permitted Issuances; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; (d) issue no securities convertible into its capital stock; and (e) repurchase any shares of Keystone’s stock other than the surrender of Keystone Common Stock upon the exercise of an Unexercised Option. The parties agree that any breach of this covenant shall be considered material for purposes of this Plan of Merger.

         5.3.7        Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted.

         5.3.8        Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

         5.3.9        Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

         5.3.10        Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior practices of Keystone and the Bank and applicable industry, regulatory, and generally accepted accounting standards; provided, however, that the allowance for loan and lease losses shall not be less than 1.30% of total loans.

         5.3.11        Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

         5.3.12        New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors, (b) elect or appoint any person to an executive office, or (c) hire any person to perform the services of an executive officer.

         5.3.13        Compensation and Fringe Benefits. Take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group without Acquirer’s prior written consent.

         5.3.14        Benefit Plans. Take no action to introduce, change, or agree to introduce or change, any Employee Benefit Plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger; make no contribution to any employee pension benefit plan other than employer contributions to the 401(k) Plan that are consistent in timing and amounts with the contributions made for 2004 and 2003.

         5.3.15        New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by Keystone or a Subsidiary, as the case may be, without cost or penalty upon 60 days’or less notice.

5.3.16 Borrowing. Take no action to borrow money except in the ordinary course of business.

         5.3.17        Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets in the ordinary course of business, and except for property or assets, or any group of related properties or assets, that have a fair market value of less than $25,000.

         5.3.18        Notice of Actions. Notify Acquirer of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (a) Keystone or any Subsidiary; (b) their respective directors, officers, or employees in their capacities as such; (c) Keystone’s or any Subsidiaries’ assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.

5.3.19 Cooperation. Take such reasonable actions as may be necessary to consummate the Merger.

         5.3.20        Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that in the aggregate will have a fair market value of not greater than $25,000.

         5.3.21        Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $25,000 individually or in excess of $100,000 in the aggregate with respect to Keystone or its Subsidiaries, except pursuant to prior commitments or plans made by Keystone or any Subsidiary that are disclosed in the Keystone Disclosure Statement.

         5.3.22        New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Keystone or any Subsidiary that is not terminable by Keystone without penalty upon 60 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger; provided, however, that Keystone’s total transaction expenses shall not exceed $600,000.

         5.3.23         Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by Keystone or any Subsidiary that are disclosed in the Keystone Disclosure Statement.

         5.3.24        Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Keystone or a Subsidiary in connection with their employment.

         5.3.25        Derivatives. Commit to purchase, purchase or otherwise acquire any high risk derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations in the ordinary course of business and consistent with past practices.

         5.3.26        Insider Loans. Make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Keystone or the Subsidiaries, or any affiliate of any such person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by the Subsidiaries to the person and the person’s immediate family and affiliates, exceed $500,000; provided, however, that this restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring any problem or delinquent loan or to the making of any residential mortgage loan.

         5.3.27        No Discharges. Discharge or satisfy any mortgage, lien, charge, or encumbrance other than as a result of the payment of liabilities in accordance with their terms, or except in the ordinary course of business, if the cost to Keystone or the Subsidiaries to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $50,000, unless the discharge or satisfaction is covered by general or specific reserves.

         5.3.28        Satisfaction of Liabilities. Pay any obligation or liability, absolute or contingent, in excess of $50,000 except liabilities shown on the Keystone Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated by this Plan of Merger.

5.3.29 Claims and Settlements. Institute, settle, or agree to settle any claim, action, or proceeding involving an expenditure in excess of $25,000 before any court or governmental body.

5.3.30 Insider Contracts. Enter into or amend any contract, agreement, or other transaction with any Keystone-Related Person except as contemplated or permitted by this Plan of Merger.

        5.4        Approval of Plan of Merger by Keystone Shareholders. Keystone, acting through its board of directors, shall, in accordance with the Michigan Act and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold the Shareholders’ Meeting as soon as practicable following the date of this Plan of Merger.

         5.4.1        Board Recommendation. Except while Keystone has received in writing a Superior Proposal (defined below) that is still pending, at the Shareholders’ Meeting and in any proxy materials used in connection with the meeting, the board of directors of Keystone shall unanimously recommend that its shareholders vote for approval of this Plan of Merger and the Merger.

5.4.2 Solicitation of Proxies. Except while a Fiduciary Event (defined below) has occurred and continues:

(a) Keystone shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shareholders’ Meeting.

        (b)               Except while Keystone has received in writing a Superior Proposal that is still pending, Keystone shall use its reasonable efforts to secure the vote of shareholders required by the Michigan Act and Keystone’s articles of incorporation and bylaws to approve this Plan of Merger.

         5.4.3        Fiduciary Event. A "Fiduciary Event" shall have occurred when the board of directors of Keystone has (a) received in writing a Superior Proposal that is then pending, (b) determined in good faith (based on the advice of legal counsel) that its fiduciary duties to Keystone’s shareholders under applicable law would require the board of directors to withdraw, modify, or change its recommendation, and (c) determined to accept and recommend the Superior Proposal to the shareholders of Keystone.

         5.4.4        Superior Proposal. A "Superior Proposal" means any bona fide unsolicited Acquisition Proposal (as defined in Section 5.8.1 (No Solicitation)) made by a third party on terms that the board of directors of Keystone determines in its good faith judgment, based upon the written advice of Donnelly or another financial advisor of nationally recognized reputation, to be materially more favorable to Keystone’s shareholders than this Plan of Merger from a financial point of view.

         5.4.5        Notice. Keystone shall notify Acquirer at least ten Business Days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for approval of this Plan of Merger.

        5.5        Regular Dividends. Keystone shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Keystone Common Stock other than regular annual cash dividends on Keystone Common Stock in an amount not to exceed an annual rate of $0.40 per share in 2005, payable on or before August 1, 2005, and in a manner consistent with Keystone’ s past dividend practice; provided, however, that no dividend will be paid if the Bank is not well capitalized or if the payment of such dividend would cause the Bank not to be well capitalized.

        5.6        Technology-Related Contracts. Until the Effective Time, Keystone shall advise Acquirer of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving Keystone or any Subsidiary. The material Technology-Related Contracts of Keystone and its Subsidiaries are contained in the Keystone Disclosure Statement. Notwithstanding any other provision of this Section, neither Keystone nor any Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

         5.6.1        Contract Notices. Keystone or its Subsidiaries shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time. Such notices may be conditioned upon the consummation of the Merger.

         5.6.2        Extensions and Renewals. Keystone and its Subsidiaries shall cooperate with Acquirer in negotiating with each vendor the length of any new, extension, or renewal term of these Technology-Related Contracts in those cases where such extension or term extends beyond the Effective Time.

         5.6.3        New Agreements. Neither Keystone nor any Subsidiary shall enter into any new Technology-Related Contract, except with Acquirer’s consent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for Keystone or a Subsidiary to conduct business in the ordinary course through the Effective Time).

        5.7        Indemnification and Insurance.

         5.7.1        Indemnification. Acquirer shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of Keystone or any Subsidiary under its articles of incorporation, articles of organization, charter, or bylaws included in the Keystone Disclosure Statement which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time.

         5.7.2        Insurance. Acquirer shall use all commercially reasonable efforts to cause the persons currently serving or having served as officers and directors of Keystone immediately prior to the Effective Time to be covered for a period of at least six years from the Effective Time by the directors’and officers’ liability insurance policy maintained by Keystone or any Subsidiary with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Acquirer may substitute, for Keystone’s current coverage, (a) coverage under policies maintained by Acquirer that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous than Keystone’s current policy, and (b) an undertaking by Acquirer to maintain such coverage for the remaining period of the six year period provided for by this Section. In no event shall Acquirer be required to spend, directly or indirectly through Keystone or a Subsidiary, more than the amount of a mutually acceptable quote for an insurance policy (the “Insurance Amount”) to either maintain or procure insurance coverage pursuant to this Plan of Merger. Coverage under Acquirer’s policy shall not be considered “materially less advantageous” than Keystone’s policy because of a higher deductible amount if Acquirer undertakes in writing to pay any difference in deductible amounts. If Acquirer does not advise Keystone in writing prior to the Shareholders’ Meeting that it has procured such coverage and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than Keystone’s current policy for the remaining period of the six year period provided for by this Section without regard to the insurance Amount, Keystone shall be permitted (after giving Acquirer three Business Days prior written notice and an additional two Business Day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount. This Section 5.7 is for the benefit of persons who are or have been directors or officers of Keystone or any subsidiary and shall be enforceable by such persons.

        5.8        Exclusive Commitment. Except as provided below, neither Keystone nor any of Keystone’s Representatives shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

         5.8.1        No Solicitation. Neither Keystone nor any of Keystone's Representatives, shall, directly or indirectly, (i) invite, initiate, solicit, or encourage an Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal unless a Fiduciary Event has occurred and continues or such discussions or negotiations are likely to lead to a Superior Proposal. A proposal, offer, or other expression of interest concerning an Acquisition Transaction (defined below) shall be referred to as an “Acquisition Proposal.” For purposes of this Plan of Merger, an “Acquisition Transaction” means: (a) a merger, consolidation, share exchange, tender offer, exchange offer, sale of shares or any similar transaction, involving Keystone or any of the Subsidiaries other than the Merger; (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits, or assumption of liabilities not in the ordinary course, involving Keystone or any of the Subsidiaries; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Keystone or any Subsidiary; or (d) any substantially similar transaction.

         5.8.2        Communication of Other Proposals. Keystone shall cause written notice to be delivered to Acquirer promptly upon receipt of any Acquisition Proposal. Such notice shall contain the material terms and conditions of the Acquisition Proposal to which such notice relates. Within ten Business Days after Keystone’s receipt of an Acquisition Proposal, Keystone shall give notice to Acquirer whether or not a Fiduciary Event has occurred or a Superior Proposal is reasonably likely to result, and if not, Keystone’s notice shall include a copy of Keystone’s unequivocal rejection of the Acquisition Proposal in the form actually delivered to the person from whom the Acquisition Proposal was received. Thereafter, Keystone shall promptly notify Acquirer of any material changes in the terms, conditions, and status of such Acquisition Proposal.

         5.8.3        Furnishing Information. Unless a Fiduciary Event has occurred and continues or there is a reasonable likelihood that a Superior Proposal would result, neither Keystone nor any of Keystone’s Representatives shall furnish any nonpublic information concerning Keystone or any Subsidiary to any person who is not affiliated or under contract with Keystone or Acquirer, except as required by applicable law or regulations. Prior to furnishing such information to any person who is not affiliated or under contract with Keystone or Acquirer, Keystone shall receive from such person an executed confidentiality agreement with terms no less favorable to Keystone than those contained in its confidentiality agreement with Acquirer and Keystone shall then provide only such information as has been furnished previously to Acquirer.

         5.8.4        Corporate Liability for Individual's Breach. For the purposes of this Section, any breach of this Section by an executive officer, director, attorney or financial advisor of Keystone in his or her individual capacity shall be deemed to be a breach by Keystone.

        5.9        Other Filings. Acquirer shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Acquirer shall provide Keystone with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Keystone may reasonably request. Acquirer shall provide Keystone with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

        5.10        Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. The parties will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

        5.11        Registration Statement. Acquirer shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Acquirer of the shares of Acquirer Common Stock as contemplated by this Merger Agreement, together with such amendments as may reasonably be required before the Registration Statement become effective. Acquirer shall provide Keystone with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement and each form of Prospectus and Proxy Statement before filing. Acquirer shall provide Keystone, upon request, copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Acquirer shall notify Keystone of any stop orders or threatened stop orders with respect to the Registration Statement. Keystone shall provide to Acquirer all necessary information pertaining to Keystone promptly upon request, and to use all reasonable efforts to obtain the cooperation of Keystone’s independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement. In the Prospectus and Proxy Statement, Acquirer shall indicate that forward looking information and financial projections have been prepared by and are the responsibility of Acquirer.

        5.12        Access and Investigation. Between the date of the Plan of Merger and the Closing, for the purpose of permitting an examination of Keystone by Acquirer’s officers, attorneys, accountants, and representatives, Keystone shall:

5.12.1 Access. Permit, and shall cause each of its Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.

         5.12.2        Cooperation. Use reasonable efforts to cause its and each of its Subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by Acquirer’s officers, attorneys, accountants, and representatives.

5.12.3 Information. Furnish Acquirer, upon reasonable request, any information respecting its and each of its Subsidiaries’ properties, assets, business, and affairs.

         5.12.4        Consents. Acquirer acknowledges that certain information may not be disclosed by Keystone without the prior written consent of persons not affiliated with Keystone or its Subsidiaries. If such information is requested, then Keystone shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

         5.12.5        Return and Retention. In the event of termination of this Plan of Merger, Acquirer agrees to promptly return or to destroy all written materials furnished to it by Keystone and its Subsidiaries, and all copies, notes, and summaries of such written materials. Keystone agrees to preserve intact all such materials that are returned to it and to make such materials reasonably available upon reasonable request or subpoena for a period of not less than six years from the termination of this Plan of Merger.

         5.13        Confidentiality. Except as provided below, Acquirer and Keystone each agree:

         5.13.1         Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

         5.13.2        No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

         5.13.3        Excepted Information. The provisions of this Section shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

         5.13.4         Prohibit Insider Trading. The parties shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, Keystone’s stock until such information is properly disclosed to the public.

        5.14        Environmental Investigation. Acquirer shall be permitted to conduct and obtain not later than thirty (30) Business Days after the date of this Plan of Merger (or within 30 Business Days after the acquisition or lease of any real property acquired or leased after the date of this Plan of Merger) a report of a phase one environmental assessment of (a) any or all parcels included in the Premises; (b) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned by Keystone or any Subsidiary; and (c) any other real estate acquired by any Subsidiary in satisfaction of a debt previously contracted. Upon request, Keystone and its Subsidiaries shall provide reasonable assistance, including site access, a knowledgeable contact person, documentation relating to the real estate, and any prior environmental investigations or reports in Keystone’s possession to Acquirer’s consultant for purposes of conducting the phase one assessments. Based on the results of the phase one investigation, Acquirer may obtain, within forty (40) Business Days of notifying Keystone of Acquirer’s intention to do so, a report of a phase two investigation on any or all such properties. Acquirer shall have five (5) Business Days following its receipt of the phase one report to notify Keystone of Acquirer’s intention to obtain a phase two investigation report. Acquirer shall have five (5) Business Days from the receipt of any such phase two investigation report to notify Keystone of any dissatisfaction with the contents of such report. Should the sum of the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, including applicable cleanup standards, or reasonably likely to be required by applicable law, and (ii) not required or likely required by applicable law, but recommended or suggested by such report or reports or prudent in light of serious life, environmental, health or safety concerns exceed the sum of $100,000 as reasonably estimated by an environmental expert retained for such purpose by Acquirer and reasonably acceptable to Keystone, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonably degree of certainty, then Acquirer shall have the right pursuant to Section 8.3.2 (Environmental Risks) hereof, for a period of twenty (20) Business Days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Plan of Merger, which shall be Acquirer’s sole remedy in such event. The costs of the phase one and phase two investigations, if any, shall be borne by Acquirer.

        5.15        Termination of Employee Benefit Plan. Keystone shall terminate the Bank’s 401(k) Plan (collectively, the “Keystone Plan”) as of a date prior to the Effective Time, if requested by Acquirer to do so. Keystone shall, before such termination, make a three percent (3%) profit-sharing contribution for each employee participating in the Keystone Plan. Keystone shall provide Acquirer with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Acquirer to complete the termination process of the Keystone Plan as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letter with respect to the terminations of the Keystone Plan (which termination applications shall be prepared by Acquirer and its counsel with the participation and cooperation of Keystone and its counsel), Acquirer shall offer, if permissible and reasonably feasible, the participants in the Keystone Plan the option to transfer or roll over their benefits into the Acquirer 401(k) plan.

         5.16        Bank. Acquirer will operate the Bank under current charter of the Bank as a separate wholly-owned subsidiary of Acquirer.

        5.17        Public Announcements. Acquirer and Keystone shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law. Neither Acquirer nor Keystone shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.

        5.18        Regulatory and Shareholder Approvals. Keystone and the Subsidiaries will cooperate in the preparation by Acquirer and Acquirer’s Subsidiaries of the applications to the Federal Reserve Board and any other regulatory authorities as may be necessary in connection with all governmental approvals requisite to the consummation of the transactions contemplated by this Agreement. Acquirer and Keystone will each cooperate in the preparation of the applications, statements, or materials as may be required to be furnished to the shareholders of Keystone or filed or submitted to appropriate governmental agencies in connection with the Merger. Keystone shall prepare the Proxy Statement as contemplated by this Plan of Merger. Keystone shall provide Acquirer with reasonable opportunities to review and comment upon the Proxy Statement and each amendment. Keystone agrees to make all such changes and/or additions as may reasonably be requested by Acquirer.

        5.19        Update of Titles, Rights, Etc. Before the Effective Time, each of Keystone and the Subsidiaries shall prepare and file any and all documentation necessary to reflect the current name of Keystone or the Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities that may be held in the name of a predecessor entity.

        5.20        Sarbanes-Oxley Certification of Financial Statements. The Chief Executive Officer and the Chief Financial Officer of Keystone shall certify Keystone’s Financial Statements to Acquirer in the form attached as Exhibit A.

        5.21        Exchange of Financial Information.

         5.21.1        Quarterly Information. Keystone and Acquirer shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement prepared for distribution to shareholders after the date of this Plan of Merger.

5.21.2 Keystone Information. After the execution of this Plan of Merger until the Effective Time of the Merger, Keystone shall promptly deliver to Acquirer copies of:

        (a)               Each monthly internal financial report prepared with respect to Keystone and each of the Subsidiaries on a consolidated or unconsolidated basis. Keystone represents and warrants that such information shall be consistent with the financial information as used for internal purposes by Keystone in the management of its consolidated business; and

(b) Each financial report or statement submitted to regulatory authorities for Keystone and each of the Subsidiaries.

        5.22        Certain Employment Covenants. Acquirer covenants and agrees to pay severance payments to all employees of Keystone whose job is eliminated as a result of the Merger, consistent with the Acquirer’s prior practice, but any such severance payment shall be not less than an amount equal to three (3) weeks base salary, or its equivalent for hourly employees, if any, for each year of continuous employment with the Bank or Keystone; excluding, however, those employees with whom Acquirer has entered into specific agreements as set forth in the Exhibits to this Plan of Merger. Acquirer covenants and agrees that it will continue Keystone’s discretionary bonus plan and its other incentive compensation plans through December 31, 2005 and pay to the former employees of Keystone the bonuses approved by Mr. Kieft and called for by such plan if such individuals have not voluntarily terminated their employment before December 31, 2005; provided, however, that any financial impact upon Keystone as a result of the consummation of the Merger shall be disregarded for purposes of determining whether financial performance criteria were achieved under the bonus plan or other incentive compensation plan. Acquirer further covenants and agrees that all employees of Keystone who are employed by Acquirer or any of its affiliates shall receive credit for his or her years of service at the Bank for purposes of vesting in Acquirer’s 401(k) plan.

        5.23        Executive Agreements.

         5.23.1        Change of Control Payments. On the Closing Date, Acquirer shall pay to Mr. Kieft, Mr. Schlueter and Mr. Caranci all change of control payments due and owing under their respective employment agreements, as amended, with the Bank. Specifically, Acquirer agrees to pay Mr. Kieft an amount equal to the product derived by multiplying 2.68 by Mr. Kieft’s “base amount” as defined in his Employment Agreement, which resulting total amount is approximately $460,169; agrees to pay Mr. Schlueter an amount equal to one times his current base salary, which resulting total amount is approximately $146,797; and agrees to pay Mr. Caranci an amount equal to two times his current base salary, which resulting total amount is equal to approximately $194,748. Further, Acquirer agrees to pay all mandatory and contingent benefits or compensation due after Closing according to the terms of each executive’s employment agreement.

         5.23.2        W. Ford Kieft III. Keystone, Bank and Acquirer agree that W. Ford Kieft III will be terminated (under the terms of his Employment Agreement dated July 19, 2000, as amended) as an employee of the Bank and, as a result of such termination, will be paid an amount equal to .31 times his “base salary” and will be entitled to healthcare benefits for a three (3) year period according to Paragraph 4.3 (B) of his Employment Agreement. Recognizing the value added by the continued involvement of Mr. Kieft with the Bank, the Acquirer agrees to engage Mr. Kieft as an independent consultant for a 3-year term, beginning on the Effective Time, on the terms described in the agreement attached as Exhibit B.

         5.23.3        Other Agreements. Keystone and Acquirer agree that the Employment Agreement, as amended, of Thomas O. Schlueter, shall terminate as of the Effective Time. Keystone and Acquirer agree that the Employment Agreement, as amended, of Darin R. Caranci shall terminate as of the Effective Time.

        5.24        Board Title, Board Seat and Local Board. Acquirer covenants and agrees to support the appointment, subject to action by the Bank’s Board of Directors, of Mr. Schlueter as President and Chief Executive Officer of the Bank as of the Effective Time. Acquirer will also appoint Mr. Jeff A. Gardner as a member of the board of directors of Acquirer at its next regularly scheduled board of directors meeting following the Effective Time with Mr. Gardner to serve until the 2006 annual shareholders meeting of the Acquirer. Acquirer also agrees, subject to the approval of the Bank’s Board of Directors, to nominate Mr. Gardner for election at the 2006 annual shareholders meeting of the Acquirer to a three year term as a director of the Acquirer. Acquirer agrees, subject to approval of the Bank’s Board of Directors, that the fees for the directors, committee members, chairman, and vice chairman will be equal to the then existing fee schedule of Acquirer for its subsidiary banks, but in no event less than those currently paid by the Bank.

        5.25        Agreement to Vote Shares. As soon as practicable after the date of this Agreement, Keystone shall use its best efforts to cause each of its directors to execute an agreement, substantially in the form of the attached Exhibit C, by which each of such directors shall covenant and agree to vote the shares of Keystone Common Stock owned by them (including all shares of Keystone Common Stock over which such directors exercise direct or indirect voting control) in favor of this Agreement at the Keystone Shareholders Meeting.

        5.26        Affiliates. Within thirty (30) days of the date of this Plan of Merger, Keystone will provide to Acquirer a list of each director, executive officer and other person who would be deemed an “Affiliate” of Keystone for the purpose of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”) and shall update such list as necessary upon the reasonable request of Acquirer. Acquirer will provide will each such Affiliate with guidance on how to comply with Rule 145 under the Securities Act.

        5.27        NASDAQ Approval. Acquirer shall cause the Shares of Acquirer and Keystone Common Stock to be issued in the Merger to be approved on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VI - CONDITIONS PRECEDENT TO ACQUIRER'S OBLIGATIONS

        All obligations of Acquirer under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Acquirer), prior to or at the Closing, of each of the following conditions.

        6.1        Renewal of Representations and Warranties, Etc.

         6.1.1        Representations and Warranties. The representations and warranties of Keystone contained in this Plan of Merger shall be true, correct and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Keystone Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Closing that were or will be true, correct and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect on Keystone.

         6.1.2        Compliance with Agreements. Keystone shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Keystone prior to or at the Closing in all material respects.

         6.1.3        Certificates. Compliance with Sections 6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Keystone, dated as of the date of the Closing, certifying the foregoing in such detail as Acquirer may reasonably request.

        6.2        Opinion of Legal Counsel. Keystone shall have delivered to Acquirer an opinion of Miller, Johnson, Snell & Cummiskey, PLC, counsel for Keystone, dated as of the date of the Closing and in a form reasonably satisfactory to Acquirer and counsel for Acquirer.

        6.3        Required Regulatory Approvals. Acquirer shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by Keystone or Acquirer of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority’s imposition of non-standard conditions on approval that are not reasonably acceptable to Acquirer and all statutory or regulatory waiting periods shall have expired without notice of any regulatory objection to the consummation of the Merger.

         6.4        Shareholder Approval. The shareholders of Keystone shall have approved this Plan of Merger and the Merger by the requisite vote.

        6.5        Order, Decree, Etc. Neither Acquirer nor Keystone shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

        6.6        Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Keystone, a Subsidiary, or its or their respective directors and officers (in the capacity as such), properties, or businesses with respect to which there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on Keystone.

        6.7        Certificate as to Outstanding Shares. Acquirer shall have received one or more certificates dated as of the Closing date and signed by the secretary of Keystone on behalf of Keystone, and by the transfer agent for Keystone Common Stock, certifying (a) the total number of shares of capital stock of Keystone issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary’s certification, the number of shares of Keystone Common Stock, if any, that are issuable on or after that date, all in such form as Acquirer may reasonably request.

        6.8        Change of Control Waivers. Within ten (10) business days after the date of the Plan of Merger, Acquirer shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of Keystone upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on Keystone; and (b) each contract identified in Exhibit D (collectively, the “Designated Contracts”); all in form and substance reasonably satisfactory to Acquirer.

        6.9        Other Agreements. Thomas Schlueter and Darin Caranci have each executed and entered into a Management Continuation Agreement in the form attached to Acquirer’s Disclosure Statement and neither of such agreements shall have been cancelled or terminated by either Mr. Schlueter or Mr. Caranci.

        6.10        Fairness Opinion. Acquirer shall have received an opinion from Austin Associates, LLC, reasonably acceptable to Acquirer, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Proxy Statement, to the effect that the terms of the Merger are fair to Acquirer’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Acquirer shall have used all reasonable efforts to obtain such a fairness opinion.

        6.11        Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

        6.12        NASDAQ Approval. Acquirer shall have received approval of NASDAQ to list the Acquirer common shares to be issued in connection with the Merger.

ARTICLE VII — CONDITIONS PRECEDENT TO KEYSTONE’S OBLIGATIONS

        All obligations of Keystone under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Keystone), prior to or at the Closing, of each of the following conditions:

        7.1        Renewal of Representations and Warranties, Etc.

         7.1.1        Representations and Warranties. The representations and warranties of Acquirer contained in this Plan of Merger shall be true, correct, and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Acquirer Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct, and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect on Acquirer.

         7.1.2        Compliance with Agreements. Acquirer shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by it prior to or at the Closing in all material respects.

         7.1.3        Certificates. Compliance with Sections 7.1.1 (Representations and Warranties) and 7.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Acquirer, dated as of the date of the Closing, certifying the foregoing in such detail as Keystone may reasonably request.

        7.2        Opinion of Legal Counsel. Acquirer shall have delivered to Keystone an opinion of Varnum, Riddering, Schmidt & Howlett, LLP, counsel for Acquirer, dated as of the date of the Closing and in a form reasonably satisfactory to Keystone and counsel for Keystone.

        7.3        Required Regulatory Approvals. Keystone and Acquirer shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by Keystone and Acquirer of their respective obligations under this Plan of Merger and the consummation of the Merger.

         7.4        Shareholder Approval. Keystone shall have received the requisite approval of its shareholders of this Plan of Merger and the Merger.

        7.5        Order, Decree, Etc. Neither Acquirer nor Keystone shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

        7.6        Fairness Opinion. Keystone shall have received an opinion from Donnelly, reasonably acceptable to Acquirer, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Proxy Statement, to the effect that the terms of the Merger are fair to Keystone’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Keystone shall have used all reasonable efforts to obtain such a fairness opinion.

        7.7        Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

        7.8        NASDAQ Approval. Acquirer shall have received approval of NASDAQ to list the Acquirer common shares to be issued in connection with the Merger.

        7.9        Other Agreements. Thomas Schlueter and Darin Caranci have each executed and entered into a Management Continuation Agreement in the form attached to Acquirer’s Disclosure Statement and neither of such agreements shall have been cancelled or terminated by Mr. Schlueter or Mr. Caranci.

ARTICLE VIII —ABANDONMENT OF MERGER

        This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of Keystone may have previously been obtained) as follows:

         8.1        Mutual Abandonment. By mutual consent of the board of directors, or duly authorized committees thereof, of Acquirer and Keystone.

        8.2        Upset Date. By either Acquirer or Keystone if the Merger shall not have been consummated on or before November 30, 2005 (the “Upset Date”), and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.

         8.3        Acquirer's Rights to Terminate. By Acquirer under any of the following circumstances:

         8.3.1        Failure to Satisfy Closing Conditions. If (a) any of the conditions specified in Article VI (Conditions Precedent to Acquirer’s Obligations) have not been met or waived by Acquirer or (b) if any of the conditions specified in Article VII (Conditions Precedent to Keystone ‘s Obligations) have not been satisfied or waived by Keystone at such time as such condition can no longer be satisfied notwithstanding Acquirer’s best efforts to comply with those covenants given by Acquirer in this Plan of Merger.

8.3.2 Environmental Risks. If Acquirer has given Keystone notice of termination based on an unacceptable environmental risk, as provided in Section 5.14 (Environmental Investigation).

8.3.3 Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

8.3.4 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Keystone.

         8.3.5        Community Reinvestment Act Rating. If, prior to the Closing, the Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than “Satisfactory” or, if the report of examination is still pending on the date of the Closing, Acquirer is unable to satisfy itself that the Bank will receive a rating of Satisfactory or better.

         8.3.6        Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of Keystone notwithstanding Keystone’s best efforts to obtain such approval through solicitation and/or delay of the meeting date.

         8.4         Keystone's Rights to Terminate. By Keystone under any of the following circumstances:

         8.4.1        Failure to Satisfy Closing Conditions. If (a) any of the conditions specified in Article VII (Conditions Precedent to Keystone’s Obligations) have not been met or waived by Keystone or (b) if any of the conditions specified in Article VI (Conditions Precedent to Acquirer’s Obligations) have not been satisfied or waived by Acquirer at such time as such condition can no longer be satisfied notwithstanding Keystone’s best efforts to comply with those covenants given by Keystone in this Plan of Merger.

         8.4.2        Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of Keystone notwithstanding Keystone’s best efforts to obtain such approval through solicitation and/or delay of the meeting date.

8.4.3 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Acquirer.

8.4.4 Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

        8.5        Effect of Termination.

         8.5.1        General. In the event of termination of this Plan of Merger by either Keystone or Acquirer as provided in this Article, this Plan of Merger shall forthwith have no effect, and neither Keystone nor Acquirer, any of their respective subsidiaries, nor any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger, except that (a) Sections 5.13 (Confidentiality), 5.17 (Public Announcements), 8.5 (Effect of Termination), 9.3 (Nonsurvival of Representations, Warranties, and Agreements), and 9.5 (Expenses) shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither Keystone nor Acquirer shall be relieved or released from any of its liabilities or damages arising out of a willful breach of representations and warranties made by it or a willful failure to perform any of its covenants in this Plan of Merger.

         8.5.2        Termination Notice. In the event of the termination of this Plan of Merger as provided in Sections 8.1 through 8.4, notice shall immediately be given to the other party or parties specifying the provision of this Plan of Merger pursuant to which termination is made.

         8.5.3        Reimbursement of Expenses. Keystone agrees that if this Plan of Merger is terminated as a result of a breach by Keystone, except pursuant to Section 8.5.4, below, then Keystone shall promptly (and in any event within 10 business days after such termination) pay all reasonable and actual expenses of Acquirer in an amount not to exceed $200,000. Acquirer agrees that if this Plan of Merger is terminated as a result of a breach by Acquirer, then Acquirer shall promptly (an in any event within 10 business days after such termination), pay all reasonable and actual expenses of Keystone in an amount not to exceed $200,000. For the purposes of this Section 8.5.3 and Section 8.5.4, the term “expenses” of Keystone or Acquirer, as applicable, shall include all reasonable and actual out-of-pocket expenses of such party (including all fees and expenses of counsel, accountants, financial advisors, experts, and consultants to that party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Plan of Merger. For purposes of this Section 8.5.3 and Section 8.5.4, in the event any payment required by Keystone is prohibited by written directive of a regulatory authority issued after the date of this Agreement, then such payment shall not be due until the earlier of (i) the lifting or removal of such prohibition, or (ii) the consummation of an Acquisition Transaction.

        8.5.4.              Termination Fee. If, after this Plan of Merger is executed, either (a) the Board of Directors of Keystone or the shareholders of Keystone accept or approve any Acquisition Proposal or Superior Proposal which competes with or is otherwise inconsistent with the transactions contemplated by this Plan of Merger; (b) the shareholders of Keystone fail to approve this Plan of Merger after a written Acquisition Proposal or Superior Proposal has been communicated (whether through Keystone, the media or some other medium) to the shareholders which competes with or is otherwise inconsistent with the transactions contemplated by this Plan of Merger; or (c) this Plan of Merger is terminated due to a Fiduciary Event, then Keystone shall, upon demand, pay Acquirer in immediately available funds, the amount of $1,000,000 (“Termination Fee”), plus all reasonable and actual expenses incurred by Acquirer in connection with the transactions contemplated by this Plan of Merger in an amount not to exceed $200,000.

         8.5.5        Fee Termination Event. Each of the following shall be a "Fee Termination Event”: (a) consummation of the Merger at the Effective Time of the Merger, or (b) termination of this Plan of Merger in accordance with Section 8.3 or 8.4, except where a Termination Fee is payable to Acquirer under Section 8.5.4.

         8.5.6        Notices. Keystone shall notify Acquirer promptly in writing of the occurrence of any Acquisition Proposal or Superior Proposal. The giving of such notice by Keystone shall not be a condition to the right of Acquirer to payment of the Termination Fee.

ARTICLE IX —MISCELLANEOUS

        Subject to the terms and conditions of this Plan of Merger, Acquirer and Keystone further agree as follows:

        9.1        “Material Adverse Effect” Defined. As used in this Plan of Merger, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on the business, assets, financial condition, results of operations, properties or value of Acquirer and the Acquirer Subsidiaries, taken as a whole, or Keystone and the Subsidiaries, taken as a whole, as the case may be. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable to financial institutions and their holding companies; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses reasonably related to the transaction contemplated in this Plan of Merger incurred or paid without violation of the representations, warranties or covenants in this Plan of Merger.

        9.2        “Knowledge” Defined; “Person” Defined; “Affiliate”Defined. As used in this Plan of Merger, the term “Knowledge” or “to the knowledge of” means the actual knowledge of any director or officer (as the term “officer” is defined in Rule 16a-1 of the Exchange Act) of Keystone or Acquirer or their respective subsidiaries, as the case may be. “Person,” whether or not capitalized, has the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Act and shall also mean any association, partnership, limited liability company, limited partnership, trust, joint venture or other legal entity. “Affiliate” of, or a person “Affiliated” with (whether or not capitalized) means a specific person that directly or indirectly, through one or more intermediaries (by virtue of legal or beneficial ownership, contractual rights, or otherwise) controls, is controlled by, or is under common control with, the person specified.

        9.3        Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the agreement attached as Exhibit B, Exhibit C and Sections 5.23 and 5.24 to this Plan of Merger.

        9.4        Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Acquirer and Keystone, executed by the respective authorized officers, at any time prior to the Effective Time.

        9.5        Expenses. Except as otherwise provided in this Plan of Merger, Keystone and Acquirer shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of printing and mailing the Proxy Statement to Keystone’s shareholders shall be borne by Keystone.

        9.6        Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of Keystone, its Subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court’s discretion.

        9.7        Jurisdiction; Venue; Jury. The parties acknowledge that jurisdiction and venue may be permissible in more than one jurisdiction or court district. Acquirer and Keystone each hereby agree not to assert any defense of improper jurisdiction or venue and each waive their right to a trial by jury.

        9.8        Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party’s right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

        9.9        Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Keystone: W. Ford Kieft III Keystone Financial Corporation 107 W. Michigan Avenue Kalamazoo, MI 49007 If to Acquirer: Thomas R. Sullivan Firstbank Corporation 311 Woodworth Avenue Alma, MI 48801	With a copy to:
John M. Novak, Esq.
Miller, Johnson, Snell & Cummiskey, PLC
303 North Rose Street, Suite 600
Kalamazoo, MI 49007

With a copy to:
Donald L. Johnson, Esq.
Varnum, Riddering, Schmidt & Howlett
333 Bridge Street, N.W.
P.O. Box 352
Grand Rapids, MI 49501

         9.10        Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

        9.11        Entire Agreement; Amendment. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party in laws may assign any of its rights or obligations under this Plan of Merger to any other person, except that Acquirer may assign its rights to any Acquirer Subsidiary.

        9.12        Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Acquirer and Keystone and their respective successors. Except to the extent provided in Section 5.7 (Indemnification and insurance), nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Acquirer and Keystone any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

        9.13        Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

        9.14        Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

        9.15        Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Kalamazoo, Michigan.

        9.16        Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

        [This space intentionally left blank; signature page follows]

        9.17        Further Assurances; Privileges. Each of Acquirer and Keystone shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as maybe reasonably requested to carry out the terms and provisions of this Plan of Merger.

        IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

KEYSTONE FINANCIAL CORPORATION

By: /s/ W. Ford Kieft
      ——————————————
          W. Ford Kieft, Chairman of the Board,
          Chief Executive Officer and President

                                                                            Keystone

FIRSTBANK CORPORATION

By: /s/ Thomas R. Sullivan
      ——————————————
          Thomas R. Sullivan, President
          and Chief Executive Officer

Acquirer

LIST OF EXHIBITS

EXHIBIT A - CERTIFICATION OF FINANCIAL INFORMATION

EXHIBIT B - CONSULTING AGREEMENT WITH W. FORD KIEFT III

EXHIBIT C - AGREEMENT TO VOTE SHARES

EXHIBIT D - THE DESIGNATED CONTRACTS

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EXHIBIT A

        W. Ford Kieft III, President and Chief Executive Officer of Keystone Financial Corporation, and Darin R. Caranci, Senior Vice President and Chief Financial Officer of Keystone Financial Corporation, certify that the information contained in the quarterly report for the quarterly period ending March 31, 2005 fairly presents, in all material respects, the financial condition and results of operations of Keystone Financial Corporation.

Dated: May 11, 2005	—————————————— W. Ford Kieft III President and Chief Executive Officer —————————————— Darin R. Caranci Senior Vice President and Chief Financial Officer

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EXHIBIT B

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into this 13th day of May, 2005 (the “Execution Date”) by and between FIRSTBANK CORPORATION, a Michigan corporation, of 311 Woodworth Avenue, Alma, Michigan 48801 (“Firstbank”), KEYSTONE COMMUNITY BANK, a Michigan banking corporation, of 107 West Michigan Avenue, Kalamazoo, Michigan 49007 (the “Bank”), and W. FORD KIEFT III, of 2900 Woodgate Lane, Kalamazoo, Michigan 49008 (“Consultant”).

RECITALS:

        Keystone Financial Corporation (“KFC”) and Firstbank are parties to an Agreement and Plan of Merger dated as of May 11, 2005 (“Merger Agreement”). Consultant is presently employed by the Bank under the terms of an Employment Agreement dated July 19, 2000, as amended. At the Effective Time of the Merger, Consultant will be terminated as an officer and employee of the Bank under the terms of that Employment Agreement.

        Firstbank and Bank recognize the excellent customer and shareholder relations that Consultant has helped to establish and maintain and the depth and breadth of his knowledge of the Bank’s existing market area and surrounding communities. Firstbank and Bank also recognize the Consultant’s general banking knowledge and acumen.

        Firstbank and Bank wish to retain the services of Consultant in a consulting capacity following the Merger.

        The parties have agreed upon the terms and conditions of the consulting services to be provided by Consultant to the Bank, and the parties desire to set forth their understanding fully and completely in writing. Unless otherwise stated in this Agreement, capitalized terms have the same meanings as stated in the Merger Agreement.

        NOW, THEREFORE, it is agreed as follows:

        1.        Effectiveness. This Agreement shall become effective if and only if the Merger takes place and shall automatically become effective at the Effective Time of the Merger.

        2.        Consulting Services. During the Term of this Agreement, Consultant shall provide to the Bank those services set forth on Exhibit A (the “Services”). Consultant hereby agrees to provide such expertise, knowledge, and skill in order to perform the Services to the best of his ability. The parties agree and acknowledge that Consultant shall provide the Services when reasonably requested by the Bank with the objective of Consultant spending approximately one thousand (1,000) hours of service per year, i.e., during any particular year his services may be somewhat more or less than one thousand (1,000) hours.

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        3.        Term. Subject to Section 6, the obligations of Consultant and the Bank shall commence at the Effective Time and shall continue for a period of thirty-six (36) months (the “Term”).

        4.        Compensation. The Bank shall pay Consultant consulting fees in the amount of Thirty-Six Thousand and 00/100 Dollars ($36,000.00) during each consecutive twelve (12) month period (“Year”) during the Term of this Agreement, which shall be payable on the first day of each month in equal monthly payments of Three Thousand and 00/100 Dollars ($3,000.00). Except as specifically provided in this Agreement, neither Firstbank nor the Bank shall be required to pay or provide Consultant with any other consideration, compensation, benefits or reimbursement of any kind, except for reimbursement of documented reasonable ordinary and necessary business expenses reviewed and approved by Firstbank.

        5.        Independent Contractor. At all times during the Term of this Agreement, Consultant shall be an independent contractor and not an employee, agent or partner of the Bank or of Firstbank. Consultant shall be responsible for any employment tax and all other taxes arising out of the performance by Consultant of the Services.

        6.        Termination. This Agreement shall terminate, including, without limitation, the Bank’s payment obligations under Section 4, upon the death of Consultant. In addition, the Bank may terminate this Agreement, including, without limitation, its payment obligations under Section 4, if Consultant (i) breaches or violates any provision of this Agreement; (ii) is convicted of a felony crime or a crime involving moral turpitude; (iii) engages in dishonesty or fraud relating to his obligations or responsibilities under this Agreement or otherwise affecting the Bank or any of its affiliates or (iv) engages in conduct that is determined by the board of directors of the Bank to be injurious to the Bank, or any of its affiliates, monetarily or otherwise. Either Firstbank or the Bank shall have the right to terminate this Agreement at any time without cause by written notice to Consultant and, in such event, will immediately pay to him all amounts which are or will be payable to Consultant under Section 4, irrespective of such termination. Consultant may terminate this Agreement at anytime upon notice to the Bank. Upon termination by Consultant: (i) the Consultant shall be relieved of any obligation to provide the services specified in Section 2 hereof, (ii) the Bank shall be relieved any remaining compensation obligations under Section 4 hereof, and (iii) the provisions of Sections 7 and 8 shall survive and continue for the original Term of this Agreement and the time frames specified herein.

        7.        Confidentiality. Consultant hereby agrees that he (i) shall treat all Confidential Information (as defined below) in a confidential manner; (ii) shall not use any Confidential Information for his own or a third party’s benefit; and (iii) shall not communicate or disclose, orally or in writing, any Confidential Information to any person, either directly or indirectly, under any circumstances without the prior written consent of the Bank. Consultant further agrees that he shall not utilize or make available any Confidential Information, either directly or indirectly, in connection with his solicitation of employment or acceptance of employment with any third party. Consultant further agrees that he shall promptly return (or destroy if it cannot be returned) to the Bank all written or other tangible evidence of any Confidential Information and any memoranda with respect thereto which are in his possession or under his control upon the earlier of (a) the Bank’s request for the return of such items, (b) expiration of the Term or (c) termination of this Agreement under Section 6.

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        As used in this Agreement, the term “Confidential Information” shall include all information (regardless of the form) related to the Bank’s or any of its affiliates’ businesses, methods, products, services, research, marketing, selling, customers or trade secrets. Additionally, all information which Consultant has a reasonable basis to believe to be Confidential Information, or which Consultant has a reasonable basis to believe that the Bank or any of its affiliates treat as Confidential Information, shall be deemed to be Confidential Information. Notwithstanding the foregoing, information shall not be deemed to be Confidential Information if it is generally known and publicly available, without the fault of Consultant and without the violation by any person of a duty of confidentiality or any other duty owed to the Bank or any of its affiliates.

        8.        Non-Competition. For a period of three (3) years after the Effective Time, Consultant shall not, without the prior written consent of Firstbank and the Bank: (i) solicit business from or compete with the Bank for the business of any customer of the Bank or (ii) either directly or indirectly operate or perform any advisory or consulting services for, invest in (other than stock in a publicly-held corporation which is traded on a recognized securities exchange or over-the-counter, provided that the ownership of such equity interest does not give Consultant the right to control or substantially influence the policy or operational decisions of such corporation), or otherwise become associated with in any capacity, any company, partnership, organization, proprietorship or other entity that provides products or services that compete with the Bank, Firstbank or its subsidiaries and is located within the lower peninsula of the State of Michigan. In consideration of the obligations of Consultant under this paragraph 8, Firstbank shall pay to Consultant a lump sum payment in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) on each of the following dates: January 1, 2006, January 1, 2007 and January 1, 2008.

        9.        Bank Director. During the Term of this Agreement, Firstbank agrees to vote the shares of the Bank for the election of the Consultant as a director of the Bank and also agrees to support his election as chairman of the Bank’s Board of Directors subject to the discretion of the Bank Board. Consultant shall receive Fourteen Thousand and 00/100 Dollars ($14,000.00) per term as a retainer to act as the director and/or chairman of the Bank. Such payment will be made as a lump sum payment on the date that retainers are normally paid to the other directors of the Bank.

        10.        Assignment. This Agreement and the rights, interests and benefits under this Agreement shall not be assigned, transferred, pledged or hypothecated in any way. Any attempt to assign, transfer, pledge or hypothecate this Agreement contrary to the foregoing provisions, shall be null and void and shall relieve the Bank of any and all liability in this Agreement.

        11.        Equitable Relief. Consultant acknowledges that a violation of this Agreement would result in irreparable harm to the Bank and that damages would be an inadequate remedy. Therefore, Consultant agrees that the Bank is entitled, in addition to any other remedies, to injunctive relief to secure the specific performance of this Agreement, and to prevent a breach or contemplated breach of this Agreement.

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        12.        Contractual Remedies Not Exclusive. Consultant acknowledges and agrees that the remedies provided for in this Agreement are cumulative and are intended to be and are in addition to any other remedies available to the Bank, either at law or in equity.

        13.        Entire Agreement. This Agreement is the entire agreement between the Bank and Consultant and may not be amended except by written instrument signed by both the Bank and Consultant.

        14.        Severability. If any provision of this Agreement is held, in whole or in part, to be invalid, the remainder of such provision and this Agreement shall remain in full force and effect with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

        15.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permissible assigns.

        16.        Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach.

        17.        Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws, and in the courts, of the State of Michigan.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

FIRSTBANK CORPORATION By: ——————————————— Its: —————————————— KEYSTONE COMMUNITY BANK By: ——————————————— Its: —————————————— W. FORD KIEFT III ————————————————— W. Ford Kieft III

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EXHIBIT A TO CONSULTING AGREEMENT

SERVICES

        During the Term, Consultant shall provide general business advice and consultation regarding banking and management matters to support the Bank’s board of directors and management, including, but not limited to:

        (i)        Advising, counseling and assisting the Bank’s management and personnel with maintaining and enhancing customer relationships;

        (ii)        Advising, counseling and assisting Firstbank and the Bank in maintaining and enhancing the goodwill of the former shareholders of the Bank; and

        (iii)        Advice, consultation and assistance to Firstbank and the Bank’s management and personnel relating to business development and growth strategy in the Southwest Michigan area and general business advice and consultation regarding banking and management matters to support the Bank’s board of directors and management as requested.

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EXHIBIT C
AGREEMENT TO VOTE SHARES

        This Agreement to Vote Shares relates to that certain Agreement and Plan of Merger dated as of ____________, 2005, among Firstbank Corporation, a Michigan corporation; Keystone Financial Corporation, a Michigan corporation; and Keystone Community Bank, a Michigan banking corporation (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

        The undersigned directors of Keystone hereby covenant and agree to vote the shares of Keystone Common Stock owned by them (including all shares of Keystone Common Stock over which such directors exercise direct or indirect voting control, including, but not limited to, a trust of which the shareholder is the grantor and trustee, a trust whose sole present beneficiaries are the shareholder’s family members or an individual retirement account (IRA) in the name of the shareholder), in favor of the Agreement at the Keystone Shareholders Meeting called to approve the Agreement.

Director Name and Address

W. Ford Kieft III
107 West Michigan Avenue
Kalamazoo, Michigan 49007

Thomas O. Schlueter
107 West Michigan Avenue
Kalamazoo, Michigan 49007

Samuel T. Field
248 West Michigan Avenue
Kalamazoo, Michigan 49007

Jeff A. Gardner
5770 Venture Park
Kalamazoo, Michigan 49009

John E. Hopkins
__________________
__________________	# Shares of Keystone Owned

No. of Shares: 13,020

___________________________________
                           Signature

No. of Shares: 5,668.75

___________________________________
                           Signature

No. of Shares: 33,750

____________________________________
                           Signature

No. of Shares: 39,375

____________________________________
                           Signature

No. of Shares: 17,293.75

____________________________________
Signature

(continued on next page)

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Kenneth V. Miller 3505 Greenleaf Blvd. Kalamazoo, Michigan 49008 John R. Trittschuh, M.D. 4016 W. Main Street Kalamazoo, Michigan 49006 Ronald A. Molitor 8696 Swan Kalamazoo, Michigan 49002	No. of Shares: 22,500 ___________________________________ Signature No. of Shares: 33,750 ____________________________________ Signature No. of Shares: 0 ____________________________________ Signature

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EXHIBIT D
THE DESIGNATED CONTRACTS

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